Exhibit 10.1

Published CUSIP Number: [            ]

EXECUTION VERSION

$250,000,000

CREDIT AGREEMENT

Dated as of May 13, 2008

among

COLFAX CORPORATION

and

ALLWEILER AKTIENGESELLSCHAFT,

as the Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

RBS CITIZENS NA,

TD BANKNORTH,

WACHOVIA BANK,

MERRILL LYNCH & CO. INC. and

SUNTRUST BANK,

as Co-Documentation Agents

Colfax Credit Agreement

i

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension	70
4.02. Conditions to all Credit Extensions	77

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.01. Existence, Qualification and Power	77
5.02. Subsidiaries; Equity Interests	77
5.03. Authorization; No Contravention	78
5.04. Governmental Authorization; Other Consents	78
5.05. Binding Effect	78
5.06. Litigation	79
5.07. Financial Statements; No Material Adverse Effect	79
5.08. Disclosure	79
5.09. Margin Regulations	79
5.10. Investment Company Act	79
5.11. Restrictive Agreements	80
5.12. Solvency	80
5.13. ERISA Compliance	80
5.14. Environmental Compliance	80
5.15. Taxes	82
5.16. Casualty, Etc.	82
5.17. Ownership of Property; Liens; Investments	82
5.18. Intellectual Property	83
5.19. Flood Hazard	83
5.20. Labor Matters	83
5.21. Repetition	83

ARTICLE VI AFFIRMATIVE COVENANTS

6.01. Compliance with Laws	83
6.02. Payment of Obligations	84
6.03. Compliance with Environmental Laws	84
6.04. Maintenance of Insurance	84
6.05. Preservation of Existence, Etc.	84
6.06. Inspection Rights	84
6.07. Books and Records	85
6.08. Maintenance of Properties	85
6.09. Transactions with Affiliates	85
6.10. Covenant to Guarantee Obligations and Give Security	85
6.11. Further Assurances	88
6.12. Preparation of Environmental Reports	89
6.13. Compliance with Terms of Leaseholds	89

6.14. Cash Concentration Accounts	89
6.15. Interest Rate Hedging	90
6.16. [Intentionally Deleted]	90
6.17. Reporting Requirements	90
6.18. Financial Covenants	95
6.19. German Interest Deductibility Stripping Ratio	95

ARTICLE VII NEGATIVE COVENANTS

7.01. Liens	95
7.02. Debt	96
7.03. Change in Nature of Business	98
7.04. Fundamental Changes	98
7.05. Dispositions	98
7.06. Investments	99
7.07. Restricted Payments	101
7.08. Lease Obligations	102
7.09. Amendments of Constitutive Documents	102
7.10. Accounting Changes	102
7.11. Prepayments, Etc., of Debt	102
7.12. Negative Pledge	103
7.13. Partnerships, Etc.	103
7.14. Speculative Transactions	103
7.15. Capital Expenditures	103
7.16. Formation of Subsidiaries	103
7.17. Payment Restrictions Affecting Subsidiaries	103
7.18. Asbestos Litigation	103
7.19. Stated Share Capital	104
7.20. Limitations of Negative Covenants	104

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default	105
8.02. Remedies upon Event of Default	107
8.03. Application of Funds	108

ARTICLE IX ADMINISTRATIVE AGENT

9.01. Appointment and Authority	109
9.02. Rights as a Lender	110
9.03. Exculpatory Provisions	110
9.04. Reliance by Administrative Agent	111
9.05. Delegation of Duties	111
9.06. Resignation of Administrative Agent	111

9.07. Non-Reliance on Administrative Agent and Other Lenders	112
9.08. No Other Duties, Etc.	113
9.09. Administrative Agent May File Proofs of Claim	113
9.10. Collateral and Guaranty Matters	113
9.11. Secured Cash Management Agreements and Secured Hedge Agreements	114
9.12. Declaration of Trust (Treuhand) and Appointment as Administrator	114
9.13. Fee Letter	115
9.14. Parallel Debt	115

ARTICLE X GUARANTY

10.01. Guaranty, Limitation of Liability	116
10.02. Guaranty Absolute	117
10.03. Waivers and Acknowledgments	118
10.04. Subrogation	119
10.05. Guaranty Supplements	120
10.06. Subordination	120
10.07. Continuing Guaranty; Assignments	121

ARTICLE XI MISCELLANEOUS

11.01. Amendments, Etc.	121
11.02. Notices; Effectiveness; Electronic Communications	123
11.03. No Waiver; Cumulative Remedies; Enforcement	125
11.04. Expenses; Indemnity; Damage Waiver	126
11.05. Payments Set Aside	128
11.06. Successors and Assigns	128
11.07. Treatment of Certain Information; Confidentiality	132
11.08. Right of Setoff	133
11.09. Interest Rate Limitation	134
11.10. Counterparts; Integration; Effectiveness	134
11.11. Survival of Representations and Warranties	134
11.12. Severability	134
11.13. Replacement of Lenders	135
11.14. Governing Law; Jurisdiction; Etc.	135
11.15. WAIVER OF JURY TRIAL	136
11.17. Electronic Execution of Assignments and Certain Other Documents	137
11.18. USA PATRIOT Act	137
11.19. Judgment Currency	138

SIGNATURES	S-1

SCHEDULES

I	Foreign Collateral Documents

II	Mandatory Cost Formulae

III	Existing Letters of Credit

2.01	Commitments and Applicable Percentages

4.01(b)	Disclosed Litigation

5.02	Subsidiaries

5.04	Governmental Authorizations

5.13	ERISA Information

5.14	Environmental Actions

5.17(a)	Surviving Debt

5.17(b)	Existing Liens

5.17(c)	Owned Real Property

5.17(d)(i)	Leased Real Property (Lessee)

5.17(d)(ii)	Leased Real Property (Lessor)

5.17(e)	Existing Investments

5.18	Intellectual Property Matters

11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

B	Swing Line Loan Notice

C-1	Term Note

C-2	Revolving Credit Note

D	Compliance Certificate

E-1	Assignment and Assumption

E-2	Administrative Questionnaire

F	Security Agreement

G	Mortgage

H	IP Security Agreement

I-1	Opinion Matters – Counsel to Loan Parties

I-2	Opinion Matters – Local Counsel to Loan Parties

J	Guaranty Supplement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Agreement”) is entered into as of May 13, 2008, among COLFAX CORPORATION, a Delaware corporation (the “US Borrower”), ALLWEILER AKTIENGESELLSCHAFT, a company organized under the laws of the Federal Republic of Germany (the “European Borrower” and, together with the US Borrower, the “Borrowers”), each lender from time to time party hereto (each, a “Lender,” collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

The US Borrower intends to make an initial public offering pursuant to an effective registration statement under the Securities Act of 1933 (the “IPO”) of its common stock (including both newly issued shares of common stock and existing shares of common stock held by shareholders of the US Borrower and sold in the IPO) on or before the Closing Date (as defined below).

The Borrowers have requested that (a) immediately upon the consummation of the IPO, the Lenders lend to the Borrowers up to $250,000,000 to refinance certain Debt of the Borrowers, and (b) from time to time, the Lenders make revolving credit loans to the Borrowers and the L/C Issuer issue letters of credit for the account of the Borrowers for working capital and other general corporate purposes.

In furtherance of the foregoing, the US Borrower has requested that the Lenders provide a term A loan facility and the Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” has the meaning specified in the Security Agreement.

“Acquisition” has the meaning specified in Section 6.10(a).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Colfax Credit Agreement

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time provide to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (a) the present value of the future cash flows (determined in accordance with the Master Agreement (Multicurrency Cross Border) published by the International Swap and Derivatives Association, Inc. with respect to such Hedge Agreement) to be paid by such Loan Party or Subsidiary exceeds (b) the present value of the future cash flows (as so determined) to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.17 for the fiscal quarter ending June 30, 2008, 0.50% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.17:

Applicable Fee Rate

Pricing Level	Total Leverage Ratio	Commitment Fee
1	< 1.25:1	0.400%
2	> 1.25:1 but < 2.50:1	0.500%
3	> 2.50:1	0.500%

Colfax Credit Agreement

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.17; provided, however, that, if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means in respect of the Term A Facility and the Revolving Credit Facility, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.17 for the fiscal quarter ending June 30, 2008, 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurocurrency Rate Loans and Letter of Credit Fees and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.17:

Pricing Level	Total Leverage Ratio	Applicable Rate For Base Rate Loans	Applicable Rate For Eurocurrency Rate Loans
1	< 1.25:1	1.250%	2.250%
2	> 1.25:1 but < 2.5:1	1.500%	2.500%
3	> 2.50:1	1.750%	2.750%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.17; provided, however, that, if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply in respect of the Term A Facility and the Revolving Credit Facility, in each

Colfax Credit Agreement

case, as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and, in each case, shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in Euros, the local time in the place of settlement for Euros as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit and the European Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Asbestos Insurance Settlement” means a settlement by the US Borrower or any of its Subsidiaries of claims under an insurance policy with respect to coverage for asbestos matters, provided that (a) such settlement is made in good faith and (b) to the extent that the aggregate amount of settlement proceeds received after the Closing Date exceeds $25 million, such settlement is on terms that have been approved by the Required Lenders or is no less favorable to the US Borrower and its Subsidiaries than such approved terms.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Litton Judgment” means a final judgment and any Lien relating thereto resulting from the case of Litton Industries, Inc. et al. v. IMO Industries, Inc. et al., No. L 1730 97 in the Superior Court of New Jersey, Law Division, Mercer County (the “Litton Litigation”), but only for so long as and to the extent that (a) such judgment shall not exceed $8,886,407, plus accrued interest thereon, and (b) any such judgment is promptly (and in any event within ten days) paid after all appeals have been exhausted (and provided, further, that (i) during such appeals, there is no period of more than ten consecutive days during which (A) a stay of enforcement of the judgment and any such Lien or (B) a cross appeal that renders the judgment and any such Lien unenforceable, in each case, is not in effect, (ii) no such Lien shall remain in existence for more than 30 days after all appeals have been exhausted, and (iii) no property of any Loan Party or any Subsidiary of any Loan Party is lost, forfeited or sold as a result thereof.

Colfax Credit Agreement

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Asbestos Event” means (a) an asbestos case is settled or judgment is rendered with respect thereto in an amount, net of insurance coverage, greater than $500,000, (b) the aggregate number of asbestos related cases filed in any fiscal quarter of the US Borrower in which the US Borrower or any of its Subsidiaries is a defendant exceeds the average number of such cases filed against the US Borrower and its Subsidiaries in the aggregate in the immediately preceding four quarters by greater than 50% or (c) an insurer that the Administrative Agent has been advised is covering asbestos matters with respect to the US Borrower or any of its Subsidiaries becomes insolvent, becomes the subject of a proceeding referred to in Section 8.01(f) or denies coverage with respect to the US Borrower or any of its Subsidiaries.

“Asbestos Judgment” means any proceeds awarded by a court resulting from asbestos insurance litigation by the US Borrower or any of its Subsidiaries under an insurance policy with respect to asbestos matters, including proceeds from judgments for damages, attorneys’ fees, interest and any other proceeds awarded by a court in connection with such litigation.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited Consolidated balance sheet of the US Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2007, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the US Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Guarantee” means a guarantee issued by a bank or other financial institution, for the account of the US Borrower or any Subsidiary of the US Borrower, to support obligations of such Person incurred in the ordinary course of such Person’s business.

Colfax Credit Agreement

“Bankruptcy Law” means any proceeding of the type referred to in Section 8.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors including, without limitation, the German Insolvency Act (Insolvenzordnung).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set or established by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate, and is not necessarily the lowest rate quoted by Bank of America. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means, collectively, all materials and/or information provided by or on behalf of the Borrowers hereunder.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term A Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by Law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Loans in the case of Loans denominated in Dollars, on which dealings are carried on in the London interbank market, and, in the case of Loans denominated in Euros, on which the Trans European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with US GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with US GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following, to the extent owned by the US Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of acquisition

Colfax Credit Agreement

thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A 1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. or (d) Investments, classified in accordance with US GAAP as Current Assets of the US Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons (other than the Equity Investors) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the US Borrower (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the US Borrower; or (b) during any period of up to twelve consecutive months, commencing on or after the consummation of an IPO, individuals who at the beginning of such twelve-month period were directors of the US Borrower shall cease for any reason to constitute a majority of the board of directors of the US Borrower.

Colfax Credit Agreement

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” means the Administrative Agent and/or any Affiliate or designee thereof as collateral agent under any of the Collateral Documents.

“Collateral and Guarantee Requirement” means:

(a) with respect to the German Loan Parties, that the requirements of Section 4.01 (as of the Closing Date) and Section 6.10 have been satisfied with respect to such Loan Parties; and

(b) with respect to the Swedish Loan Parties, that the requirements of Part 2 of Schedule I and all requirements of Section 6.10 have been satisfied with respect to such Loan Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Foreign Collateral Documents, the IP Security Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.10, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” means CLFX LLC, a Delaware limited liability company.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated” refers to the consolidation of accounts in accordance with US GAAP.

Colfax Credit Agreement

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Assets” of any Person means all assets of such Person that would, in accordance with US GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with US GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, or in respect of any Bank Guarantee, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations and Off Balance Sheet Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

Colfax Credit Agreement

“Debt for Borrowed Money” of any Person means all items that, in accordance with US GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term A Facility plus (iii) 2% per annum; provided, however, that, with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Request” has the meaning set forth in Section 6.10(a).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term A Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Litigation” has the meaning set forth in Section 4.01(b).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the granting of any Liens permitted pursuant to Section 7.01.

“Dollar” and “$” mean the lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros.

“EBITDA” means, for any period, (a) the sum, determined on a Consolidated basis for the most recently completed Measurement Period, of (i) net income (or net loss), and, to the extent reflected in the calculation of such net income (or net loss), (ii) net interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) noncash goodwill

Colfax Credit Agreement

impairment charges under FAS 142, (vii) losses from discontinued operations, extraordinary losses and losses from sales of assets outside the ordinary course of business, (viii) noncash other non-operating expenses, (ix) noncash expenses recognized pursuant to FASB 123R, (x) write-off of capitalized initial public offering costs and capitalized costs associated with the Existing Credit Agreement incurred prior to the Closing Date, (xi) payments to certain current and former executive officers paid in connection with the IPO pursuant to the US Borrower’s 2001 Employee Appreciation Rights Plan and 2006 Executive Stock Rights Plan, (xii) expenses of the Equity Investors incurred in connection with the IPO to the extent paid or reimbursed by the US Borrower, (xiii) expenses associated with the settlement or payment of asbestos liabilities, and (xiv) costs associated with the action of the US Borrower and its Subsidiaries against its asbestos insurers for coverage in respect of asbestos liabilities, minus (b) gains from discontinued operations, extraordinary gains and gains from sales of assets outside the ordinary course of business, in each case of the US Borrower and its Subsidiaries, and, to the extent otherwise reflected in the calculation of net income (or net loss) for such period, any gains associated with asbestos claims, in each case determined (except as otherwise provided herein) in accordance with US GAAP for the most recently completed Measurement Period, it being understood that “EBITDA” shall, for purposes of calculating compliance with the Total Leverage Ratio in Section 6.18(a) and for purposes of determining the Applicable Rate, be (1) increased for any Measurement Period in which the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person, has occurred, by the EBITDA of the Person or assets being acquired using the historical financial statements (including audited financial statements, to the extent available) for such Person and (2) decreased for any Measurement Period in which the sale, transfer or other disposition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person, has occurred, by, in each case, the EBITDA of the Person or assets being acquired or sold, as applicable, using the historical financial statements (including audited financial statements, to the extent available) for such Person, and all such adjustments to the EBITDA of the US Borrower and its Subsidiaries as specified in the foregoing clauses (1) and (2) shall be accompanied by a certification of a Responsible Officer of the US Borrower stating that such adjustments have been prepared in accordance with US GAAP.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) or (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under or with respect to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief; provided, however, that Environmental Action shall not include any asbestos-related litigation.

Colfax Credit Agreement

“Environmental Law” means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Reports” means environmental assessment reports, prepared by Environmental Resources Management in accordance with ASTM 1527-05 standards, and a letter from the US Borrower to the Administrative Agent indicating (a) the status of any Recognized Environmental Conditions (as defined in such standards) identified in such reports and (b) “most likely” case and “reasonable worst” case estimates for investigating and remediating the Recognized Environmental Conditions.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Investors” means Mitchell P. Rales and Steven M. Rales, their respective heirs and any estate-planning trust for the benefit of members of their immediate families with respect to which either Mitchell P. Rales or Steven M. Rales is the trustee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

Colfax Credit Agreement

“ERISA Event” means (a) (i) the occurrence of a Reportable Event, or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euros with Dollars.

“Eurocurrency Base Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (or, in the case of European Swing Line Loans, EURIBOR) (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the commencement of such Interest Period (or at the time determined by the Administrative Agent in the case of European Swing Line Loans), for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the commencement of such Interest Period (or as otherwise determined by the Administrative Agent in the case of European Swing Line Loans).

Colfax Credit Agreement

“Eurocurrency Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in Euros. All Loans denominated in Euros must be Eurocurrency Rate Loans.

“Eurocurrency Rate” means for any Interest Period, (a) with respect to a Eurocurrency Rate Loan denominated in Euros, the Eurocurrency Base Rate, and (b) with respect to a Eurocurrency Rate Loan denominated in Dollars, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan denominated in Dollars shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“European Borrower” has the meaning specified in the introductory paragraph hereto.

“European Guarantor” means each of Allweiler Group GmbH, IMO AB, each German Loan Party and each Swedish Loan Party.

“European Incremental Facility” has the meaning specified in Section 2.14(a).

“European Loan Party” means the European Borrower and each of the European Guarantors.

“European Obligations Guarantors” means the US Borrower, each US Subsidiary (other than any Inactive Subsidiary) and each European Guarantor, together with any Subsidiaries of the US Borrower that become parties hereto pursuant to Section 6.10.

“European Revolving Loan Value” means, at any time, the sum of the following:

(a) if and for so long as the Collateral and Guarantee Requirement has been satisfied with respect to the German Loan Parties, $100 million; and

(b) if and for so long as the Collateral and Guarantee Requirement has been satisfied with respect to the Swedish Loan Parties, $15 million;

provided that the Administrative Agent may deduct from such amounts from time to time such reserves in its reasonable discretion if it determines the same to be appropriate under the facts and circumstances in existence at the time of such determination, including, without limitation, the failure or inability of the Loan Parties to comply with the requirements of Section 6.10(a) (without regard to the provisions of Section 6.01(b)), whether by reason of the provisions of Section 6.10(b) or otherwise.

Colfax Credit Agreement

“European Swing Line Loans” means Swing Line Loans in Euro that are made to the European Borrower.

“European Swing Line Sublimit” means an amount equal to the lesser of (a) the Dollar Equivalent of €5,000,000 and (b) the Revolving Credit Facility. The European Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which either Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a European Loan Party to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e)(i).

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 30, 2003, among the Borrowers, CLFX LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole bookrunning lead arranger and syndication agent, The Bank of Nova Scotia, as collateral agent and administrative agent, Wachovia Bank, National Association, as documentation agent, and a syndicate of lenders, as amended.

“Existing Letters of Credit” means those letters of credit and bank guarantees listed on Schedule III hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance

Colfax Credit Agreement

but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that, so long as no Default shall have occurred and be continuing at the time of receipt thereof, Extraordinary Receipts shall not include insurance proceeds or condemnation awards to the extent that such proceeds or awards in respect of loss or damage to equipment, fixed assets or real property are applied to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the Loan Documents, so long as such application is made within 6 months after the occurrence of such damage or loss.

“Facility” means the Term A Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated March 13, 2008, among the Borrowers, the Administrative Agent and the Arranger.

“First-Tier Foreign Subsidiary” means IMO AB, Allweiler Group GmbH and each future Foreign Subsidiary, all of the Equity Interests in which are owned directly by the US Borrower or a US Subsidiary.

“Fiscal Year” means a fiscal year of the US Borrower and its Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of (a) EBITDA for such Measurement Period to (b) the sum of (i) cash interest paid on all Debt for Borrowed Money plus (ii) principal amounts of all Debt for Borrowed Money paid (other than prepayments (voluntary or mandatory) of the Loans) plus (iii) cash taxes paid plus (iv) Capital Expenditures incurred plus (v) Permitted Cash Dividends paid plus (vi) cash expenditures by the US Borrower and its Subsidiaries during such Measurement Period with respect to other non-operating expenses (other than settlement expenses with respect to Disclosed Litigation (other than asbestos litigation)) accrued in a prior Measurement Period (the items referred to in this clause (b) being, collectively, “Fixed Charges”).

“Foreign Collateral” means all Collateral securing the Guaranteed European Obligations.

Colfax Credit Agreement

“Foreign Collateral Documents” means the documents listed on Schedule I hereto, together with each other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties in any Foreign Collateral.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the US Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.13(e).

“Foreign Subsidiary” means any Subsidiary of the US Borrower that is not a US Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person means Debt in respect of the Loans, in the case of the Borrowers, and all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

“German Fiscal Group” has the meaning set forth in the definition of German Interest Payments.

“German GAAP” means the accounting principles, standards and practices generally accepted from time to time in the Federal Republic of Germany.

“German Interest Payments” means the excess of any interest expense of the European Borrower and any German resident company within the same fiscal group (Organschaft) for corporate income and trade tax purposes as the European Borrower (together the “German Fiscal Group”) over its interest income as referenced by Section 4h para. 1 sentence 1 of the German Income Tax Act.

“German Loan Party” means each present and future Subsidiary of the US Borrower that is organized under the laws of Germany (other than an Inactive Subsidiary).

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

Colfax Credit Agreement

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed European Obligations,” “Guaranteed Obligations” and “Guaranteed US Obligations” each have the meaning specified in Section 10.01.

“Guarantors” means the US Obligations Guarantors and the European Obligations Guarantors.

“Guaranty” means the guaranty set forth in Article X, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.10, in each case as amended, amended and restated, modified or otherwise supplemented, guaranteeing the Guaranteed European Obligations or the Guaranteed US Obligations, as applicable.

“Guaranty Supplement” has the meaning specified in Section 10.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by products or breakdown products, radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, toxic mold, and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, and any guaranty thereof.

“Hedge Bank” means any current or former Lender or an Affiliate of a Lender in its capacity as a party to a Secured Hedge Agreement, provided that, in the case of a former Lender, it or its Affiliate entered into such Hedge Agreement at the time it was a Lender.

“IMO Group” means Imo Holdings, Inc. and each of its Subsidiaries.

“Inactive Subsidiary” means a subsidiary of the US Borrower that (a) is not engaged in any business or activity and (b) does not own or hold any assets or property (except, in the case of Colfax Pumpen GmbH, up to 1.0% of the equity interests in Toshaco Pumps Private Limited, an Indian company).

“Increase Date” has the meaning specified in Section 2.14(a).

“Increasing Lender” has the meaning specified in Section 2.14(b).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

Colfax Credit Agreement

“Incremental Facility” has the meaning specified in Section 2.14(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated March 2008 used by the Arranger in connection with the syndication of the Commitments.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that, if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice (or one day in the case of European Swing Line Loans); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

Colfax Credit Agreement

“Interest Stripping Rules” means the rules regarding the limitation on the deduction of interest payments for tax purposes as provided in Section 4h of the German Income Tax Act and Section 8a of the German Corporate Income Tax Act in the form of the Business Tax Reform Act 2008, Federal Law Gazette I, 2007, 1912 et seq. as amended from time to time.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“IP Security Agreement” has the meaning specified in Section 4.01(a)(vi).

“IP Security Agreement Supplement” has the meaning specified in Section 1(g)(vi) of the Security Agreement.

“IPO” has the meaning specified in the Preliminary Statement hereto.

“IPO Payments” means (a) payments to certain current and former executive officers paid in connection with the IPO pursuant to the US Borrower’s 2001 Employee Appreciation Rights Plan and 2006 Executive Stock Rights Plan, (b) payment of cash dividends to the Equity Investors with respect to their ownership of preferred Equity Interests in the US Borrower which are being converted into common stock on or before the Closing Date, and (c) reimbursement of expenses of the Equity Investors incurred in connection with the IPO, in each case as contemplated by the Registration Statement on Form S-1 (No. 333-148486) filed with the SEC on January 4, 2008, as amended and supplemented prior to the Closing Date.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary thereof) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.

Colfax Credit Agreement

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Collateral Account” has the meaning specified in the Security Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date or amendment thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Party” means any Lender, any L/C Issuer or any Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in Euros.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

Colfax Credit Agreement

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term A Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter, and (e) each Issuer Document.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule II.

“Margin Stock” has the meaning specified in Regulation U of the FRB, as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the US Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, May 13, 2013, and (b) with respect to the Term A Facility, May 13, 2013; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the US Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

Colfax Credit Agreement

“Net Cash Proceeds” means, with respect to (a) any sale, lease, transfer or other disposition of any asset, or (b) the incurrence or issuance of any Debt (other than Debt permitted under Sections 7.02(a)—(c)), or (c) any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (ii) the amount of taxes payable in connection with or as a result of such transaction and (iii) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof.

“Note” means a Term A Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Secured Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Off-Balance Sheet Obligation” means, with respect to any Person, any Obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with US GAAP, if such Obligations would give rise to a claim against such Person in a proceeding referred to in Section 8.01(f).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement,

Colfax Credit Agreement

instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, documentary; excise, property, transfer, intangible, mortgage recording or similar taxes, value added taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term A Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term A Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euros, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquisition” means an Investment permitted under Section 7.06(h).

“Permitted Cash Dividends” means cash dividends permitted to be paid pursuant to Section 7.07(a).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.02; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more

Colfax Credit Agreement

than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Permitted Encumbrances; (e) judgment Liens in existence less than 30 days after entry thereof or with respect to which execution is stayed; (f) Liens arising out of title retention provisions in any contract in the ordinary course of business; and (g) any Lien constituting an Approved Litton Judgment.

“Permitted Priority Liens” means (a) Permitted Encumbrances and Permitted Liens under clause (b) of the definition thereof in existence on the Closing Date, (b) Liens existing on the date hereof and described on Schedule 5.17(b) hereto, (c) purchase money Liens created after the Closing Date and permitted under Section 7.01(d), (d) Permitted Liens under clause (f) of the definition thereof, (e) Liens with respect to Capitalized Leases permitted pursuant to Section 7.01(e), and (f) Liens securing real estate taxes that by operation of law have priority over the Liens created pursuant to the Collateral Documents.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1(d)(iii) of the Security Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Public Lender” has the meaning set forth in the final paragraph of Section 6.16.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(viii).

“Register” has the meaning specified in Section 11.06(c).

Colfax Credit Agreement

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Jurisdiction” means, in respect of any Person, the jurisdiction of the country in which such Person is incorporated and, if different, where it is resident and has its principal place of business, and each jurisdiction or state in which it owns or leases property or otherwise conducts its business.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of taxes, treasury manager, treasurer, assistant treasurer or controller of a Loan Party and any other duly authorized officer, agent or representative of the applicable Loan Party so designated by any of the foregoing officers or by the applicable Loan Party in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Colfax Credit Agreement

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in Euros, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in Euros pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Euros, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Euros, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, in the same currency, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to each Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the applicable Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euros, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the applicable currency.

Colfax Credit Agreement

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article VI that is entered into by and between either Borrower and any Hedge Bank in respect of which such Hedge Bank has provided notice to the Administrative Agent that it intends to benefit from the security interests under the Collateral Documents.

“Secured Loan Party” means (a) any US Loan Party, (b) any German Loan Party, and (c) from and after the satisfaction of the Collateral and Guarantee Requirement with respect to the Swedish Loan Parties, the Swedish Loan Parties.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 24(b) of the Security Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) in respect of any Person whose Relevant Jurisdiction is the Federal Republic of Germany, such Person is neither unable to pay its debts as and when they fall due (zahlungsunfähig), over-indebted (überschuldet) nor subject to imminent illiquidity (drohende Zahlungsunfähigkeit) (all within the meaning of Sections 17 to 19, inclusive, of the German Insolvency Act (Insolvenzordnung)) or subject to any insolvency proceedings (Insolvenzverfahren) and (f) in respect of any Person whose Relevant Jurisdiction is the Republic of France, such Person is not deemed unable to pay its debts out of its current assets as they fall due (etat de cessation de paiements) in accordance with the

Colfax Credit Agreement

provisions of Article L.621-1 of the French Commercial Code. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified German Loan Party” has the meaning specified in Section 7.20.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries (including, for the avoidance of doubt, a company, corporation or partnership that is a “dependent enterprise” (abhängiges Unternehmen) of such Person within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz) or that is a “subsidiary” (Tochterunternehmen) of such Person within the meaning of Section 290 of the German Commercial Code (Handelsgesetzbuch), or where such Person has the power to direct the management and the policies of such entity whether through the ownership of share capital, contract or otherwise).

“Surviving Debt” means (a) Debt among the US Borrower and its Subsidiaries, (b) Debt secured by Liens permitted under Section 7.01(e), (c) up to €7,000,000 of bank guarantees issued for the account of the European Borrower, and (d) Debt of each Loan Party and its Subsidiaries outstanding immediately before the Closing Date, all of which, other than Debt described in clause (a), is described on Schedule 5.17(a).

“Swedish Loan Party” means each present and future Subsidiary of the US Borrower that is organized under the laws of Sweden (other than an Inactive Subsidiary).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

Colfax Credit Agreement

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Tax Sharing Agreement” means the Amended and Restated Tax Allocation Agreement, dated on or about the date of this Agreement, among the US Borrower and each of its Subsidiaries referred to therein, as amended from time to time (so long as the provisions thereof remain at all times in compliance with the provisions of this Agreement).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the US Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the US Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

Colfax Credit Agreement

“Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated total Debt for Borrowed Money of the US Borrower and its Subsidiaries on such date to EBITDA of the US Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the refinancing of certain outstanding Debt of the Borrowers and their respective Subsidiaries and the termination of all commitments with respect thereto, and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “US” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“US Borrower” has the meaning specified in the recital of parties to this Agreement.

“US GAAP” means generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 1.03.

“US Loan Party” means each of the US Borrower and each US Obligations Guarantor.

“US Obligations Guarantors” means each US Subsidiary (other than any Inactive Subsidiary) together with any such Subsidiaries of the US Borrower that become parties hereto pursuant to Section 6.10.

“US Subsidiary” means any Subsidiary of the US Borrower organized under the laws of the United States or any state thereof.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Colfax Credit Agreement

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or any of its Subsidiaries or in respect of which any Loan Party or any of its Subsidiaries could have liability.

“Wholly Owned” means, with respect to any Subsidiary, that all of the Equity Interests in such Subsidiary are owned by the US Borrower and/or one or more Subsidiaries thereof (or by the Subsidiary thereof to which reference is made in the applicable provision hereof).

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Colfax Credit Agreement

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, US GAAP or German GAAP, as applicable, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in US GAAP. If at any time any change in US GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the US Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the US Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in US GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with US GAAP prior to such change therein and (ii) the US Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in US GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Euros. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement, in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in Euros, such amount shall be the Euro Equivalent of such Dollar amount (rounded to the nearest Euro, with 0.5 of a Euro being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

Colfax Credit Agreement

1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans. (a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan in Dollars to the US Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Applicable Percentage of the Term A Facility. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the US Borrower (in Dollars) and the European Borrower (in Euros) from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that, after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the Total Revolving Credit Outstandings denominated in Euros shall not exceed the European Revolving Loan Value, and (iii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term A Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans

Colfax Credit Agreement

shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 A.M. (i) on the date that is three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days prior to the requested date of any Revolving Credit Borrowing or continuation of Eurocurrency Rate Loans denominated in Euros, and (iii) on the first Business Day prior to the date of the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of a Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of Loans denominated in Dollars) or €1,000,000 or a whole multiple of €500,000 in excess thereof (in the case of Loans denominated in Euros). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether a Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed. If the Borrowers fails to specify a currency in a Committed Loan Notice requesting a Revolving Credit Borrowing, then the Revolving Credit Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that, in the case of a failure to timely request a continuation of Loans denominated in Euros, such Loans shall be continued as Eurocurrency Rate Loans in Euros with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Credit Loan may be converted into or continued as a Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swing Line Loan in Dollars made to the US Borrower may not be converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base

Colfax Credit Agreement

Rate Loans or continuation of Revolving Credit Loans denominated in a currency other than Dollars, in each case as described in the preceding Section 2.02(a). In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 P.M., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Credit Loan in Euros, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Committed Loan Notice denominated in Dollars with respect to a Revolving Credit Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or Euros) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in Euros be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the US Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Term A Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Revolving Credit Facility.

2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters

Colfax Credit Agreement

of Credit issued for the account of the US Borrower and for the account of the European Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the Total Revolving Credit Outstandings denominated in Euros shall not exceed the European Revolving Loan Value. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the Availability Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally (and, if any requested Letter of Credit would violate such policies and the L/C Issuer refuses to issue such Letter of Credit on the basis thereof, the L/C Issuer shall promptly notify the applicable Borrower of the details thereof);

Colfax Credit Agreement

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or Euros; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the US Borrower or the European Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 A.M. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be

Colfax Credit Agreement

presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the US Borrower or the European Borrower, as applicable, or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the US Borrower or the European Borrower, as the case may be, so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause

Colfax Credit Agreement

(ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the US Borrower or the European Borrower, as applicable, and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the US Borrower or the European Borrower, as applicable, and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Euros, the US Borrower or the European Borrower, as applicable, shall reimburse the L/C Issuer in Euros, unless the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Euros, the L/C Issuer shall notify the US Borrower or the European Borrower, as applicable, of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 A.M. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Euros (each such date, an “Honor Date”), the US Borrower or the European Borrower, as applicable, shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the US Borrower or the European Borrower, as applicable, fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Euros) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the US Borrower or the European Borrower, as applicable, shall be deemed to have requested a Revolving Credit Borrowing (which, in the case of the US Borrower, shall consist of Base Rate Loans) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

Colfax Credit Agreement

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 P.M. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the US Borrower or the European Borrower, as applicable, shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the US Borrower or the European Borrower, as applicable, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the US Borrower or the European Borrower, as applicable, of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the US Borrower or the European Borrower, as applicable, to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest

Colfax Credit Agreement

thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the US Borrower or the European Borrower, as applicable, or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the US Borrower or the European Borrower, as applicable, to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the US Borrower or the European Borrower, as applicable, or any its respective Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

Colfax Credit Agreement

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law;

(v) any adverse change in the relevant exchange rates or in the availability of Euros to either Borrowers or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, either Borrower or any of its Subsidiaries.

The US Borrower or the European Borrower, as applicable, shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. The US Borrower or the European Borrower, as applicable, shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the US Borrower or the European Borrower, as applicable, agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude either Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i)

Colfax Credit Agreement

through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the US Borrower or the European Borrower, as applicable, may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. The Administrative Agent may, at any time and from time to time after the initial deposit of cash collateral, request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver cash collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the applicable Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the US Borrower or the European Borrower, as applicable, when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

Colfax Credit Agreement

(i) Letter of Credit Fees. The US Borrower and the European Borrower, as applicable, shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The US Borrower or the European Borrower, as applicable, shall pay directly to the L/C Issuer, for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the applicable Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the US Borrower or the European Borrower, as applicable, shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Colfax Credit Agreement

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower requesting such Letter of Credit shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit and such Letter of Credit shall be deemed for all purposes hereof to have been issued for the account of such Borrower. Each of the US Borrower and the European Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the US Borrower or the European Borrower, as applicable, and that the US Borrower’s or the European Borrower’s, as applicable, business derives substantial benefits from the businesses of such Subsidiaries.

2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars to the US Borrower or Euros to the European Borrower (each such loan, a “Swing Line Loan”) from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit or, in the case of any European Swing Line Loans, the European Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that, after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment; and provided, further, that neither Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the US Borrower and the European Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan to the US Borrower shall bear interest only at a rate based on the Base Rate, and each European Swing Line Loan shall only bear interest as provided in Section 2.08. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent by delivery of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. (or, in the case of any European Swing Line Loan, 10:00 A.M. London time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or €100,000, as applicable, and (ii) the requested borrowing date, which shall be a Business Day. Each such Swing Line Loan Notice must be in writing and transmitted via facsimile to the Swing Line

Colfax Credit Agreement

Lender and the Administrative Agent, appropriately completed and signed by a Responsible Officer of the US Borrower or the European Borrower, as applicable. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 P.M. (or, in the case of any European Swing Line Loan, at such time as may be specified by the Administrative Agent to the European Borrower) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 P.M. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the US Borrower or the European Borrower, as applicable, at its office by crediting the account of such Borrower on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the US Borrower or the European Borrower, as applicable (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan (or, in the case of European Swing Line Loans, a Revolving Credit Loan in Euros that is a Eurocurrency Rate Loan) in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans (or, if applicable, Eurocurrency Rate Loans), but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the US Borrower or the European Borrower, as applicable, with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments (or, in the case European Swing Line Loans , the Administrative Agent’s Office designated by it for Euro-denominated payments) not later than 1:00 P.M. (or, in the case of any European Swing Line Loan, at such time as may be specified by the Administrative Agent to the European Borrower) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the US Borrower or a Eurocurrency Rate Loan to the European Borrower, as applicable, in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans or Eurocurrency Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

Colfax Credit Agreement

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, either Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Colfax Credit Agreement

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the US Borrower and the European Borrower, as applicable, for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or Eurocurrency Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The US Borrower and the European Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments. (a) Optional. (i) Subject to the last sentence of this Section 2.05(a)(i), each Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Term A Loans and Revolving Credit Loans, in whole or in part, without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 A.M. (1) on the date that is three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) on the date that is four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Euros, and (3) on the date that is one Business Day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of Loans denominated in Dollars) or €1,000,000 or a whole multiple of €500,000 in excess thereof (in the case of Loans denominated in Euros); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) (and currency) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term A Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. on the date of the prepayment, and (B) any such prepayment shall be in a

Colfax Credit Agreement

minimum principal amount of $100,000 or €100,000, as applicable (or such lesser amount as equals the entire principal amount outstanding on such date). Each such notice shall specify the date and amount of such prepayment. If such notice is given by either Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) If any Loan Party or any of its Subsidiaries disposes of any property (other than any Disposition of any property permitted by Section 7.05 (other than clause (d) thereof) and other than proceeds of any Approved Asbestos Insurance Settlement so long as such proceeds are used or committed to be used to reimburse the US Borrower or any of its Subsidiaries or make payments in respect of related claims against the US Borrower or any of its Subsidiaries and defense costs related thereto) that results in the realization by the Loan Parties and their respective Subsidiaries of Net Cash Proceeds in excess of $10,000,000 in any Fiscal Year (excluding any portion thereof that is reinvested as provided below), the applicable Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds (to the extent in excess of $10,000,000 in such Fiscal Year) immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (iv) and (viii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i), at the election of either the US Borrower or the European Borrower (as notified by such Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as, within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately subject to prepayment of the Loans as set forth in this Section 2.05(b)(i).

(ii) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 7.02), the applicable Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (iv) and (viii) below).

(iii) Upon any Extraordinary Receipt (other than proceeds of any Approved Asbestos Insurance Settlement or Asbestos Judgment, so long as such proceeds are used or committed to be used to reimburse the US Borrower or any of its Subsidiaries or make payments in respect of related claims against the US Borrower or any of its Subsidiaries and defense costs related thereto, as applicable) received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.05(b), the applicable Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (iv) and (viii) below).

Colfax Credit Agreement

(iv) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term A Facility and the principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b).

(v) The US Borrower or the European Borrower shall, on the first Business Day of each week, prepay an aggregate principal amount of the Revolving Credit Loans comprising part of the same Borrowings, the L/C Advances and the Swing Line Loans and deposit an amount in the L/C Collateral Account in an amount equal to the amount by which the Dollar Equivalent (which shall be advised by the Administrative Agent from time to time as requested by the Borrowers) of the sum of the aggregate principal amount of (x) the Revolving Credit Loans, (y) the L/C Advances and (z) the Swing Line Loans then outstanding plus the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Revolving Credit Facility on the date of such determination; provided that upon the occurrence and during the continuance of a Default, such determination and payment shall be made by the applicable Borrower on each Business Day; and provided further, that if the Administrative Agent notifies the Borrowers at any time that the Dollar Equivalent of the Outstanding Amount of all Loans and L/C Obligations at such time exceeds an amount equal to 105% of the aggregate amount of the Revolving Credit Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay an aggregate principal amount of the Revolving Credit Loans comprising part of the same Borrowings, the L/C Advances and the Swing Line Loans and deposit an amount in the L/C Collateral Account in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the aggregate amount of the Revolving Credit Commitments then in effect.

(vi) The European Borrower shall, on the first Business Day of each week, prepay an aggregate principal amount of the Revolving Credit Borrowings comprising part of the same Borrowings, the L/C Advances and the Swing Line Borrowings and deposit an amount in the L/C Collateral Account in an amount equal to the amount by which the Dollar Equivalent (which shall be advised by the Administrative Agent from time to time as requested by the Borrowers) of the sum of the aggregate principal amount of (x) the Revolving Credit Borrowings, (y) the L/C Advances and (z) the Swing Line Borrowings then outstanding and made for the account of the European Borrower, plus the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit then outstanding for the account of the European Borrower exceeds the European Revolving Loan Value on the date of such determination; provided that upon the occurrence and during the continuance of a Default, such determination and payment shall be made by the European Borrower on each Business Day.

(vii) If, for any reason, the Total Revolving Credit Outstandings denominated in Euros at any time exceed the European Revolving Loan Value at such time, the European Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

Colfax Credit Agreement

(viii) All prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. In the case of prepayments required pursuant to clause (i) or (ii) of this Section 2.05(b), (A) the Revolving Credit Facility shall be automatically and permanently reduced by the total amount of such prepayment, and (B) any amount remaining after application as set forth in the preceding sentence (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrowers for use in the ordinary course of business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(iii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as cash collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06. Termination or Reduction of Commitments. (a) Optional. The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the European Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or the European Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. on the date that is five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit or the European Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit or the Outstanding Amount of Swing Line Loans to the European Borrower would exceed the European Swing Line Sublimit.

(b) Mandatory. (i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing.

(ii) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(i), (ii), (iii), (iv) or (v) by an amount equal to the applicable Reduction Amount.

(iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit, the Swing Line Sublimit or the European Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit, the Swing Line Sublimit or the European Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

Colfax Credit Agreement

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit, the European Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07. Repayment of Loans. (a) Term A Loans. The US Borrower shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
June 30, 2008	$1,250,000
September 30, 2008	$1,250,000
December 31, 2008	$1,250,000
March 31, 2009	$1,250,000
June 30, 2009	$1,250,000
September 30, 2009	$1,250,000
December 31, 2009	$1,250,000
March 31, 2010	$1,250,000
June 30, 2010	$2,500,000
September 30, 2010	$2,500,000
December 31, 2010	$2,500,000
March 31, 2011	$2,500,000
June 30, 2011	$2,500,000
September 30, 2011	$2,500,000
December 31, 2011	$2,500,000
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2012	$2,500,000
March 31, 2013	$2,500,000

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

Colfax Credit Agreement

(b) Revolving Credit Loans. Each Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans made to or for the account of such Borrower outstanding on such date.

(c) Swing Line Loans. Each Borrower shall repay each Swing Line Loan made to or for the account of such Borrower on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(d) European Borrower and European Guarantors Not Obligated for Certain Amounts. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the European Borrower or any European Guarantor be obligated to pay any principal, interest or other Obligations relating to the Term A Facility, any Borrowing made by the US Borrower or (unless requested by the European Borrower) any Letters of Credit issued for the account of the US Borrower or any of its US Subsidiaries.

2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans, plus (in the case of a Eurocurrency Rate Loan of any Lender which is loaned from a Lending Office in a Participating Member State or the currency of which is Euros) the Mandatory Cost; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans, or, in the case of a European Swing Line Loan at a rate per annum equal to the one-day or overnight Eurocurrency Rate plus the Applicable Rate for Eurocurrency Rate Loans, plus the Mandatory Cost.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by either Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

Colfax Credit Agreement

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.

2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. (i) The Borrowers shall pay to the Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Credit Loans denominated in Euros as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Colfax Credit Agreement

(b) If, as a result of any restatement of or other adjustment to the financial statements of the US Borrower or for any other reason, the US Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the US Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, such Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11. Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to either Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback. (b) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and

Colfax Credit Agreement

except with respect to principal of and interest on Revolving Credit Loans denominated in an Euros, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 P.M. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Revolving Credit Loans denominated in Euros shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Euros and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, either Borrower is prohibited by any Law from making any required payment hereunder in Euros, such Borrower shall make such payment in Dollars in the Dollar Equivalent of Euros payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 P.M., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Euros, shall in each case. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by either Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02(b) (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02(b)) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing (and, to the extent that such amount has been previously

Colfax Credit Agreement

remitted to the Administrative Agent by a Borrower, such amount shall be paid to such Borrower). Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or either Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to either Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term A Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees

Colfax Credit Agreement

then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim, receipt of proceeds of Collateral or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to either Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower and each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower or Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower or Loan Party in the amount of such participation.

Colfax Credit Agreement

2.14. Incremental Facilities.

(a) Either Borrower may, at any time and from time to time after the Closing Date and prior to the Maturity Date, by notice to the Administrative Agent, request (x) in the case of the US Borrower, the establishment of one or more new Term A Commitments, (y) the establishment of one or more new Revolving Credit Commitments and/or (z) the addition of a new term loan facility (each an “Incremental Facility” and, in the case of any such new term loan facility to the European Borrower, a “European Incremental Facility”) pursuant to additional commitments (the “Incremental Commitments”) in an amount up to the sum of $100,000,000 (or the Euro Equivalent thereof) in the aggregate to be effective as of a date that is at least 90 days prior to the scheduled Maturity Date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall any Incremental Facility be in a principal amount of less than $25,000,000 or the Euro Equivalent thereof (or such lesser amount as shall be approved by the Administrative Agent) nor shall the aggregate amount of all Incremental Facilities and all Incremental Commitments exceed $100,000,000 (or the Euro Equivalent thereof); (ii) on the date of any request by such Borrower for an Incremental Facility and on the related Increase Date, the applicable conditions set forth in Section 4.02 and in clause (d) of this Section 2.14 shall be satisfied; (iii) on the Increase Date, after giving pro forma effect to such Incremental Facility, the US Borrower shall be in pro forma compliance with all financial covenants set forth in Section 6.18; (iv) on the Increase Date, after giving pro forma effect to such Incremental Facility, no Default or Event of Default shall have occurred and be continuing; (v) the final maturity and weighted average life to maturity of such Incremental Facility are equal to or greater than the final maturity and weighted average life to maturity of the Term A Facility; (vi) if the interest rate margins in respect of the new Incremental Facility exceeds the existing Applicable Rate of the Term A Facility (in the case of new commitments for the Term A Facility or a new term loan facility) or the Revolving Credit Facility, as applicable, by more that 0.25% then the Applicable Rate with respect to the Term A Facility or the Revolving Credit Facility, as applicable, shall be automatically increased, effective on the Increase Date, to equal such interest rate margins in respect of the new Incremental Facility; (vii) such Incremental Facility is a new Facility (i.e., not on the same terms as any existing Facility) unless the requirements of Section 2.14(e) are satisfied, and the Collateral for any such new Facility (and priority thereof) are approved by the Required Lenders; (viii) all fees and expenses owing to the Administrative Agent and/or the Lenders in respect of such Incremental Facility shall have been paid; (ix) the principal purpose of any European Incremental Facility shall either be (A) to finance a Permitted Acquisition of a European Loan Party or property to be owned by a European Loan Party and the European Borrower shall comply (or be in a position to comply) in all material respects with the requirements of Section 6.10(a) with respect thereto (without regard to the provisions of Section 6.10(b)), or (B) such other purpose as may be approved by the Required Lenders, (x) such Incremental Facility shall be on terms no more restrictive than those set forth in this Agreement and shall contain such other terms as may be agreed by the applicable Borrower and the Administrative Agent and shall benefit ratably from the Guaranty and from the Collateral Documents; and (xi) notwithstanding any other provision of any Loan Document (including, without limitation, Section 10.01), the Loan Documents may be amended by the Administrative Agent and the US Borrower, if necessary, without the consent of any Lender (except in the case of a new Facility, which shall require the consent of the Required Lenders), to provide for terms applicable to each Incremental Facility consistent with the terms of this Section 2.14.

Colfax Credit Agreement

(b) If the Administrative Agent approves the terms of the Incremental Facility (which approval shall not be unreasonably withheld or delayed if such terms are otherwise in accordance with the provisions of this Agreement), the Administrative Agent shall promptly notify the Lenders of a request by the applicable Borrower for Incremental Commitments, which notice shall include (i) the proposed amount and other material terms of the Incremental Facility, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Incremental Facility must commit to an Incremental Commitment (the “Commitment Date”). Each Lender that is willing to participate in the requested Incremental Facility (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount it is willing to commit to the Incremental Facility. If the Lenders notify the Administrative Agent that they are willing to participate in an Incremental Facility by an aggregate amount that exceeds the amount of the requested Incremental Commitments, the requested Incremental Commitments shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the applicable Borrower and the Administrative Agent.

(c) Promptly following the applicable Commitment Date, the Administrative Agent shall notify the applicable Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Incremental Facility. If the aggregate amount by which the Lenders are willing to participate in the requested Incremental Facility on any such Commitment Date is less than the requested Incremental Commitments, then the US Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Incremental Facility that has not been committed to by the Lenders as of the Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount equal to at least $1,000,000.

(d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Facility in accordance with Section 2.14(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Incremental Facility shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.14(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Boards of Directors (or corresponding body) of the applicable Borrower and each Guarantor approving the Incremental Facility and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Loan Parties, in a form reasonably satisfactory to the Administrative Agent;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the US Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent, the US Borrower and, if applicable, the European Borrower; and

Colfax Credit Agreement

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the US Borrower and the Administrative Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.14(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the US Borrower, at or before 11:00 A.M., by telecopier or telex, of the occurrence of the Incremental Facility to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

(e) Notwithstanding anything to the contrary contained above, each Incremental Facility shall constitute a new Facility, which shall be separate and distinct from the existing Facilities pursuant to this Agreement, provided that an Incremental Facility may constitute part of, and be added to, an existing Facility, so long as:

(i) the advances made under the Incremental Facility shall have the same final maturity date and same weighted average life to maturity as the existing Facility to which the new Incremental Facility is being added, and shall bear interest at the same rates applicable to such Facility;

(ii) the new Incremental Facility shall have the same scheduled repayment dates as then remain with respect to the existing Facility to which such new Incremental Facility is being added, with the amount of each scheduled repayment installment of the new Incremental Facility to be the same (on a proportionate basis) as is theretofore applicable to the existing Facility to which such new Incremental Facility is being added; and

(iii) on the date of the making of advances under the new Incremental Facility, and notwithstanding anything to the contrary in Section 2.07, the aggregate principal amount of such new advances shall be added to (and form part of) each Borrowing of outstanding advances of the respective Facility on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing under the respective Facility, and so that the existing Lenders with respect to such Facility continue to have the same participation (by amount) in each Borrowing as they had before the making of the new advances under such Facility.

(f) To the extent the provisions of the preceding clause (iii) require that Lenders making new advances under an Incremental Facility, add the aggregate principal amount of such new advances to the then outstanding Borrowings of Eurocurrency Rate Loans, it is acknowledged that the effect thereof may result in such new advances having short Interest Periods (i.e., an Interest Period that will began during an Interest Period then applicable to the outstanding Eurocurrency Rate Loans and which will end on the last day of such Interest Period). In connection therewith, the applicable Borrower may agree to compensate the Lenders making the advances under the new Incremental Facility for funding Eurocurrency Rate Loans during an existing Interest Period on such basis as may be agreed between such Borrower and the respective Lender or Lenders.

Colfax Credit Agreement

2.15. German Civil Code Release. Each Loan Party hereby releases any and all Persons acting on its behalf pursuant to the terms of this Agreement from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (restriction of self-dealing).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require either Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If either Borrower or the Administrative Agent shall be required by the Applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within seven Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the

Colfax Credit Agreement

Administrative Agent, and shall make payment in respect thereof within seven Business Days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within seven Business Days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by either Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to either Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by such Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

Colfax Credit Agreement

(ii) Without limiting the generality of the foregoing, with respect to the US Borrower,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Colfax Credit Agreement

(iii) Each Lender shall promptly (A) notify the applicable Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that such Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by either Borrower or with respect to which either Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to either Borrower or any other Person.

(g) Value Added Tax.

(i) All amounts payable under a Loan Document by any Loan Party to any Lender, the L/C Issuer or the Administrative Agent shall be deemed to be exclusive of value added tax (“VAT”). If VAT is chargeable on any supply made by any Lender, the L/C Issuer or the Administrative Agent to any Loan Party in connection with a Loan Document, that Loan Party shall, subject to the receipt of a valid VAT invoice, pay to such Lender, the L/C Issuer or the Administrative Agent (in addition to and at the same time as paying the amount for such supply) an amount equal to the amount of the VAT.

Colfax Credit Agreement

(ii) Where a Loan Document requires any Loan Party to reimburse any Lender, the L/C Issuer or the Administrative Agent for any costs or expenses, that Loan Party shall also at the same time pay and indemnify such Lender, the L/C Issuer or the Administrative Agent against all VAT incurred by it in respect of such costs and expenses to the extent that such Lender, the L/C Issuer or the Administrative Agent reasonably determines that it is not entitled to credit or repayment in respect of the VAT.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or Euros), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Euros in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or Euros) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or Euros), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, in the case of the US Borrower, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.04. Increased Costs; Reserves on Eurocurrency Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any

Colfax Credit Agreement

reserve requirement contemplated by Section 3.04(e) below) and (B) the requirements of the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that the European Borrower shall not be obligated to pay any amount under this Section 3.04(a) that is solely attributable to the Loans and Commitments that are solely for the benefit of, or Letters of Credit issued solely for the account of, the US Borrower and the US Subsidiaries.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered; provided that the European Borrower shall not be obligated to pay any amount under this Section 3.04(b) that is solely attributable to the Loans and Commitments that are solely for the benefit of, or Letters of Credit issued solely for the account of, the US Borrower and the US Subsidiaries.

Colfax Credit Agreement

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the applicable Borrower or Borrowers shall be conclusive absent manifest error. The applicable Borrower or Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within seven Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that no Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

(c) any failure by such Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Euros on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Colfax Credit Agreement

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or either Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, such Borrower may replace such Lender in accordance with Section 11.13.

3.07. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

Colfax Credit Agreement

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower;

(ii) a Note, executed by the applicable Borrower in favor of each Lender requesting a Note;

(iii) a security agreement, in substantially the form of Exhibit F (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.10, in each case as amended, the “Security Agreement”), duly executed by each US Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement (subject to Permitted Priority Liens);

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements;

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(E) the Account Control Agreement, duly executed by the appropriate parties; and

(F) evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements, but subject to Permitted Priority Liens);

(iv) deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially the form of Exhibit G (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties identified to be mortgaged on Schedule 5.17(c) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.10, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

Colfax Credit Agreement

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable, and with respect to any property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation in each case satisfactory to Administrative Agent;

(C) either (1) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, certified to the Collateral Agent, the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent, or (2) other land surveys certified by a land surveyor duly registered and licensed in the States in which the property described in such land surveys is located that are acceptable to the Administrative Agent, together with a “no change” affidavit, in customary form and sufficient for the issuer of the Mortgage Policies to issue Mortgage Policies with respect to such properties without the standard exception or any special exceptions for survey matters;

(D) Environmental Reports as to the properties described in the Mortgages;

(E) evidence of the insurance required by the terms of the Mortgages;

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(F) evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken; and

(G) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable;

(v) each Foreign Collateral Document listed on Part 1 of Schedule I hereto, together with the share pledge agreement, dated on or about the date hereof, among IMO Industries Inc. (acting as pledgor with respect to the pledge of shares 1-13,000 in IMO Aktiebolag) and the Collateral Agent, in each case duly executed and delivered by the Loan Party or Loan Parties party thereto, together with (A) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create perfected security interests in the Pledged Equity issued by First-Tier Foreign Subsidiaries has been taken and (B) evidence of other actions with respect to any Foreign Collateral required by the terms of Schedule I have been taken; provided that, to the extent that Schedule I states a date subsequent to the Closing Date for delivery of any such item, such item shall not be required to be delivered on the Closing Date;

(vi) an intellectual property security agreement, in substantially the form of Exhibit H (together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.10, in each case as amended, the “IP Security Agreement”), duly executed by each US Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the IP Security Agreement has been taken;

(vii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(viii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the date of the initial Credit Extension, certifying (A) as to a true and correct copy of the charter, articles of association, or other similar organizational document of such Loan Party and each amendment thereto on file in such Secretary’s or other Governmental Authority’s office (which shall include (1) with respect to Loan Parties organized under the laws of Sweden, a copy of its articles of association on file with the Swedish Companies Register as certified by the Swedish Companies Registration Office (Sw. Bolagsverket) and an up-to-date Certificate of Registration issued by such Office, (2) with respect to Loan Parties organized under the laws of the Federal Republic of Germany, an up-to-date officially certified commercial register excerpt (beglaubigter Handelsregisterauszug) and the articles of association (Satzung, Gesellschaftsvertrag), and (z) with respect to any other jurisdiction, the equivalent (if

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any) under applicable Law) and, in each case, to the extent that such certification is available under applicable Law, (B) that (1) any such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office (to the extent such concept is applicable), (2) such Loan Party (to the extent such concept is applicable) has paid all applicable franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated or formed and (to the extent such concept is applicable) in good standing or presently subsisting under the laws of the jurisdiction of its incorporation;

(ix) a certificate of each Loan Party, signed on behalf of such Loan Party by a Responsible Officer, dated the date of the initial Credit Extension (the statements made in which certificate shall be true on and as of the date of the initial Credit Extension), certifying as to (A) the absence of any amendments to the charter, articles of association or other similar organizational document of such Loan Party since the date of the Secretary of State’s (or other applicable Governmental Authority’s) certificate or commercial register excerpt referred to in Section 4.01(a)(viii), (B) a true and correct copy of the bylaws, limited liability company agreement, partnership agreement or other similar organizational document (if any) of such Loan Party as in effect on the date on which the resolutions referred to in Section 4.01(a)(vii) were adopted and on the date of the initial Credit Extension (or, with respect to any Swedish Loan Parties, the absence of any amendments to the facts appearing in the Certificate of Registration referred to in Section 4.01(a)(viii)), (C) the due incorporation and (to the extent such concept is applicable) good standing or valid existence of such Loan Party as a corporation or other legal entity organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the initial Credit Extension and (E) the absence of any event occurring and continuing, or resulting from the initial Credit Extension, that constitutes a Default;

(x) favorable opinions of (A) Hogan & Hartson L.L.P., New York counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, as to the matters set forth in Exhibit I-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, (B) Hogan & Hartson L.L.P., German counsel to the Loan Parties, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, and (C) Advokatfirman Vinge KB, Swedish counsel to IMO AB, as to such matters concerning IMO AB as the Required Lenders may reasonably request;

(xi) a favorable opinion of local counsel to the Loan Parties in states in which the mortgaged properties are located, addressed to the Administrative Agent, the Collateral Agent and each Lender, as to the matters set forth in Exhibit I-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

Colfax Credit Agreement

(xii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xiii) a certificate signed by a Responsible Officer of the applicable Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xiv) a business plan and budget of the US Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of such Borrower, of Consolidated balance sheets and statements of income or operations and cash flows of the US Borrower and its Subsidiaries on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter;

(xv) certificates attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from its chief financial officer;

(xvi) the Administrative Agent shall be satisfied with the nature and remediation costs of matters set forth in the Environmental Reports and with the US Borrower’s plans with respect thereto;

(xvii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the US Loan Parties that constitute Collateral (subject to exceptions for non-US Loan Parties as agreed between the Administrative Agent and the Borrowers);

(xviii) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released; and

(xix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to the knowledge of the Borrowers, threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect after giving effect to the Transactions consummated on the Closing Date other than the matters described in Schedule 4.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the

Colfax Credit Agreement

consummation of the Transaction, and there shall have been no adverse change in the status, or financial effect on either Borrower or any of their Subsidiaries, of the Disclosed Litigation from that described in Schedule 5.06.

(c) All advances made by the Lenders shall be in full compliance with the Federal Reserve’s Margin Regulations.

(d)(i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(e) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(f) All of the Information, taken as a whole, shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrowers or their respective Subsidiaries or the Transaction after March 13, 2008, that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Facilities or any other material aspect of the Transaction, and nothing shall have come to the attention of the Lenders to lead them to believe (i) that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect, or (ii) that the Transaction will have a Material Adverse Effect.

(g) After giving effect to the Transaction, including all Credit Extensions made in connection therewith, the amount by which the aggregate Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and Swing Line Loans and (ii) the Outstanding Amount of L/C Obligations shall be no less than $65,000,000.

(h) The US Borrower shall have consummated an IPO of its common stock in a total amount (including both newly issued shares of common stock and existing shares of common stock held by shareholders of the US Borrower and sold in the IPO) of not less than $250,000,000.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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4.02. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in each Loan Document, or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.07(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.17(b) and (c), respectively.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the US Borrower or the European Borrower, as the case may be, shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power. Each Loan Party (a) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and (to the extent such concept is applicable) in good standing (to the extent such concept is applicable) as a foreign corporation, limited liability company or partnership in each other material jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (c) has all requisite power and authority (including, without limitation, all material Governmental Authorizations, which Governmental Authorizations are current and valid) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

5.02. Subsidiaries; Equity Interests. Set forth on Schedule 5.02 hereto is a complete and accurate list of all Subsidiaries of the US Borrower as of the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly)

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by the US Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. Each Inactive Subsidiary is marked with an asterisk. All of the outstanding Equity Interests in all Subsidiaries of the US Borrower have been validly issued, are fully paid and non assessable and are owned by the US Borrower or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

5.03. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (a) contravene such Loan Party’s Organization Documents, (b) violate any law, rule, regulation (including, without limitation, Regulation X of the FRB), order, writ, judgment, injunction, decree, determination or award, (c) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (d) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

5.04. Governmental Authorization; Other Consents. No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first-priority nature thereof), other than as specified in the Collateral Documents, or (iv) the exercise by the Administrative Agent or any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case except for the Governmental Authorizations or notices specified on Schedule 5.04.

5.05. Binding Effect. This Agreement has been, and each other Loan Document when delivered will have been, duly executed and delivered by each Loan Party. This Agreement is, and each other Loan Document when delivered will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and subject to the effects of general principles of equity (regardless whether considered in a proceeding in equity or at law).

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5.06. Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 5.06 hereto.

5.07. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with US GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of each Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with US GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The Consolidated forecasted balance sheets, statements of income and cash flows of each Borrower and its Subsidiaries delivered pursuant to Section 4.01 and Section 6.17(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, each Borrower’s best estimate of its future financial condition and performance.

5.08. Disclosure. Neither the Information Memorandum nor any other written information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading, in each case, with respect to such Information Memorandum, written information, exhibit or report furnished on or prior to the Closing Date, as of the Closing Date.

5.09. Margin Regulations. Neither of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

5.10. Investment Company Act. Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Borrowing, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by either Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

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5.11. Restrictive Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably expected to have a Material Adverse Effect.

5.12. Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

5.13. ERISA Compliance. (a) Set forth on Schedule 5.13 hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans as of the date hereof.

(b) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(c) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(d) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(e) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by such Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices in all material respects.

(ii) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles in all material respects.

(iii) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.14. Environmental Compliance.

(a) Except as disclosed in the Environmental Reports:

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(i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on occupancy or use, or any restrictions on ownership or transferability, under any Environmental Law.

(ii) None of the properties currently or, to the knowledge of the US Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the US Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; to its knowledge, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or, during the period of its ownership or operation thereof and to the knowledge of the Responsible Officers, formerly owned or operated by any Loan Party or any of its Subsidiaries that requires investigation, remediation, cleanup, or any remedial or corrective action under Environmental Law that could reasonably be expected to result in material liability to any Loan Party or any of its Subsidiaries.

(iii) Neither any Loan Party nor any of its Subsidiaries is funding or undertaking either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that could reasonably be expected to result in material liability to any Loan Party or any of its Subsidiaries; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, during its period of ownership or operation thereof and to the knowledge of the Responsible Officers, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(iv) Set forth on Schedule 5.14 hereto is a complete and accurate list of all Environmental Actions that are, as of the date hereof, pending or, to the knowledge of the Loan Party or its Subsidiaries, threatened against the US Borrower or its Subsidiaries.

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5.15. Taxes.

(a) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due or payable on such returns and has paid any assessments received by or with respect to any Loan Party or any such return, except taxes or assessments that are being contested in good faith by appropriate proceedings and for which such Loan Party or Subsidiary, as the case may be, shall have set aside on its books appropriate reserves to the extent required by US GAAP. No written adjustment relating to any such returns and involving a material amount of tax has been proposed or otherwise assessed by a taxing authority except as set forth on Schedule 5.15(a), and there are no pending audits, proceedings or actions related to the assessment or collection of taxes against any Loan Party or Subsidiary that could have a Material Adverse Effect.

(b) Each Loan Party is resident solely for federal Tax purposes only in the jurisdiction of its incorporation except for any branches and representation offices officially established in foreign jurisdictions.

5.16. Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably expected to have a Material Adverse Effect.

5.17. Ownership of Property; Liens; Investments. (a) Set forth on Schedule 5.17(a) hereto is a complete and accurate list of all Surviving Debt, showing, as of the date hereof, the obligor and the principal amount outstanding thereunder.

(b) Set forth on Schedule 5.17(b) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries as of the date hereof, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby (if greater than $250,000) and the property or assets of such Loan Party or such Subsidiary subject thereto.

(c) Set forth on Schedule 5.17(c) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i) Set forth on Schedule 5.17(d)(i) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee as of the date hereof, which require the payment of rent in excess of $125,000 per year or are otherwise material to the operation of any Loan Party or any of its Subsidiaries and which, in aggregate, represent at least 90% of the yearly rental expense of the Loan Parties and their Subsidiaries showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the US Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

Colfax Credit Agreement

(ii) Set forth on Schedule 5.17(d)(ii) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessor as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the US Borrower, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Set forth on Schedule 5.17(e) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.18. Intellectual Property. Set forth on Schedule 5.18 hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries as of the date hereof, showing, as of the date hereof, the jurisdiction in which registered, the registration number and the date of registration.

5.19. Flood Hazard. Except as disclosed in writing to the Administrative Agent, no portion of any property listed on Schedules 5.17(c), 5.17(d)(i) or 5.17(d)(ii) is located in an area identified on a flood hazard boundary map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards.

5.20. Labor Matters. (i) There is no, and has not been any, labor dispute, strike or work stoppage against any Loan Party pending or threatened in writing; and (ii) no Loan Party, nor any of its representatives or employees, has committed any unfair labor practices or otherwise violated any employment-related Law, including those laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums, and there is no charge or complaint against any Loan Party by the National Labor Relations Board or any comparable state agency pending or threatened in writing, in each case, which could reasonably be expected to have a Material Adverse Effect.

5.21. Repetition. Each representation and warranty set forth in Sections 5.01 through 5.21 shall be deemed to be repeated on the first day of each Interest Period for any Borrowings.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the US Borrower will:

6.01. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply in all material respects with all material applicable Laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

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6.02. Payment of Obligations. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the US Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

6.03. Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects with all material applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all material Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the US Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

6.04. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the US Borrower or such Subsidiary operates.

6.05. Preservation of Existence, Etc. Except as otherwise permitted by Section 7.04 hereof (and excluding Inactive Subsidiaries of the US Borrower), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that neither the US Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the US Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the US Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the US Borrower, such Subsidiary or the Lenders.

6.06. Inspection Rights. At any reasonable time and from time to time during normal business hours and following reasonable prior notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the US Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the US Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

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6.07. Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the US Borrower and each of its Subsidiaries in accordance with generally accepted accounting principles in effect from time to time.

6.08. Maintenance of Properties. Except as otherwise expressly permitted by this Agreement, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and, from time to time, make or cause to be made all appropriate repairs, renewals, and replacements thereof, except where failure to do so would not materially adversely affect the use of the related property.

6.09. Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to the US Borrower and its Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (a) transactions among the US Borrower and its Subsidiaries (other than Foreign Subsidiaries), (b) transfer pricing transactions in the ordinary course of business on terms providing for the US Borrower and its Subsidiaries to recover, in the aggregate, their costs in respect of any transferred product, (c) dividends permitted under Section 7.07, and (d) IPO Payments. Nothing in this Section 6.09 shall impair or prevent the allocation of expenses among the US Borrower and its Wholly Owned Subsidiaries, provided that such allocation is made on a reasonable basis.

6.10. Covenant to Guarantee Obligations and Give Security.

(a) Subject to the further provisions of this Section 6.10, upon (x) the request of the Administrative Agent following the occurrence and during the continuance of a Default (and such request being a “Default Request”), (y) the formation or acquisition (which, for this purpose, shall include a Subsidiary ceasing to be an Inactive Subsidiary) of (1) any new direct or indirect US Subsidiaries or direct First-Tier Foreign Subsidiaries by the US Borrower or any US Subsidiary, or (2) any new German Loan Party or Swedish Loan Party or (z) the acquisition or ownership of any property having an aggregate book value of greater than $250,000 by the US Borrower or any US Subsidiary or any European Loan Party, which property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first-priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject to Permitted Priority Liens) (any such formation or acquisition under clause (y) or acquisition or ownership under clause (z) being referred to herein as an “Acquisition”), then in each case at the US Borrower’s expense (or, in the case of any action required to be taken by or on behalf of any European Loan Party, at the expense of the European Borrower):

(i) (A) in connection with the Acquisition of a US Subsidiary or a First-Tier Foreign Subsidiary, cause such US Subsidiary, and cause each direct and indirect parent of such US Subsidiary or First-Tier Foreign Subsidiary (if it has not already done so), to

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duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent in its reasonable discretion, guaranteeing all of the Guaranteed Obligations; and (B) in connection with the Acquisition of a German Loan Party or a Swedish Loan Party, cause such Person to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent in its reasonable discretion, guaranteeing all of the Guaranteed European Obligations;

(ii) within 10 days after (A) any Default Request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries not otherwise subject to a Lien under a Collateral Document, (B) the Acquisition of any such Subsidiary, notify the Administrative Agent of such Acquisition and furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary and such other information related thereto as the Administrative Agent may reasonably request, and (C) the Acquisition of any such property, furnish to the Administrative Agent a description of such property, in each case under this clause (ii) in detail satisfactory to the Administrative Agent in its reasonable discretion;

(iii) (A) within 15 days after the Acquisition of property with a value in excess of $250,000 by any US Subsidiary or any other Subsidiary which is a Loan Party (but subject to Section 6.10(b) in the case of any European Loan Party and excluding any Swedish Loan Party unless and until it becomes a Secured Loan Party), duly execute and deliver, and cause such Subsidiary to duly executive and deliver, to the Administrative Agent such additional mortgages, pledges, assignments, security agreement supplements, IP Security Agreement Supplements and other security agreements as specified by, and in form and substance satisfactory to the Administrative Agent in its reasonable discretion, securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all such properties (which shall be limited, in the case of any European Loan Party, to the Guaranteed European Obligations), (B) within 15 days after any Default Request, duly execute and deliver, and cause each Subsidiary to duly execute and deliver, to the Administrative Agent such additional mortgages, pledges, assignments, security agreement supplements, IP Security Agreement Supplements and other security agreements as specified by, and in form and substance satisfactory to the Administrative Agent in its reasonable discretion, securing, in the case of each Subsidiary, the Guaranteed European Obligations and, in the case of each US Subsidiary, the Guaranteed US Obligations, and constituting Liens on all such properties as may be reasonably requested by the Administrative Agent, (C) within 15 days after any such Acquisition of any US Subsidiary or First-Tier Foreign Subsidiary, duly execute and deliver and cause such US Subsidiary or the parent company of such First-Tier Foreign Subsidiary to duly execute and deliver to the Administrative Agent mortgages, pledges, assignments, security agreement supplements, IP Security Agreement Supplements and other security agreements as specified by, and in form and substance satisfactory to, the Administrative Agent in its reasonable discretion, securing payment of all of the obligations of such Subsidiary (or such parent) under the Loan Documents, provided that each Subsidiary shall be required to pledge under this clause (C) only (1) 100% of the

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shares owned by it that have been issued by companies that are US Subsidiaries and (2) 65% of the shares owned by it that have been issued by companies that are First-Tier Foreign Subsidiaries to secure such Subsidiary’s (or such parent’s) Obligations, and (D) subject to Section 6.10(b), within 15 days after any such Acquisition of any Subsidiary organized under the laws of Germany or Sweden, other than a First-Tier Foreign Subsidiary or an Inactive Subsidiary and excluding any Swedish Loan Party unless and until it becomes a Secured Loan Party, duly execute and deliver and cause such Subsidiary or the parent company of such Subsidiary to duly execute and deliver to the Administrative Agent mortgages, pledges, assignments, security agreement supplements, IP Security Agreement Supplements and other security agreements as specified by, and in form and substance satisfactory to, the Administrative Agent in its reasonable discretion, securing payment of all of the obligations of such Subsidiary (or such parent) under the Loan Documents;

(iv) within 30 days after any such Default Request or Acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.10(a), enforceable against all third parties in accordance with their terms (subject to Permitted Priority Liens and to the provisions of Section 6.10(b));

(v) within 60 days after any such Default Request or Acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to (A) the matters contained in clauses (i), (iii) and (iv) above as the Administrative Agent may reasonably request, (B) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, IP Security Agreement Supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, (C) such recordings, filings, notices, endorsements and other actions being sufficient to create valid and perfected Liens on such properties, (D) matters of corporate formalities as the Administrative Agent may request, and (E) such other matters as the Administrative Agent may reasonably request;

(vi) as promptly as practicable after any such Default Request or Acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by each Loan Party and each newly acquired or newly formed Subsidiary, title insurance, land surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and

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(vii) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, IP Security Agreement Supplements and security agreements.

The Borrowers also agree to take or cause to be taken such action, including delivery of documents, specified on Part A of Schedule I on or before the dates indicated in such Schedule (or, if no date is indicated, on the Closing Date), or such later date or dates as may be specified by the Administrative Agent in its sole discretion from time to time.

(b) Anything contained in Section 6.10(a) to the contrary notwithstanding, this Section 6.10 shall not require the creation or perfection of pledges of or security interests in particular assets of any European Loan Party if and for so long as (i) in the reasonable judgment of the Administrative Agent (after consultation with the US Borrower), the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) the creation or perfection of such pledges or security interests would violate in any material respect any material third party contract or any applicable Law, provided that upon the Administrative Agent’s reasonable request, the European Borrower shall use its commercially reasonable efforts to obtain such consents and/or approvals and/or take such other action as may be necessary to avoid such violation, or (iii) in the reasonable judgment of the Administrative Agent, the creation or perfection of such pledges or security interests is not legally possible, or exceed the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded through the exercise of commercially reasonable efforts to allow such action) or unavoidably result in material issues of director’s personal liability or criminal liability. The Administrative Agent may grant extensions of time for taking any actions otherwise required by Section 6.10(a) in its sole discretion.

6.11. Further Assurances.

(a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(b) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing

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statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party or any of its Subsidiaries is or is to be a party, and cause each Subsidiary to do so.

6.12. Preparation of Environmental Reports. At the request of the Administrative Agent from time to time but no more than once per year (unless the Lenders reasonably determine that, and provide written notice of their basis for suspecting that, a violation of, instance of non-compliance with, or liability under any Environmental Law or Environmental Permit, that could reasonably be expected to have a Material Adverse Effect, has occurred or arisen), provide to the Lenders, within 60 days after such request, at the expense of the US Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the US Borrower and the US Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant, at the time of such request, to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.13. Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the US Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.14. Cash Concentration Accounts. Maintain, and cause each of its US Subsidiaries to maintain, main cash concentration accounts with Bank of America and lockbox accounts into which all proceeds of Collateral are paid with Bank of America or one or more banks acceptable to the Administrative Agent that have accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement.

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6.15. Interest Rate Hedging. With respect to the US Borrower, enter into by September 30, 2008, and maintain at all times thereafter until September 30, 2010, interest rate Hedge Agreements covering a notional amount of not less than 50% of the outstanding amount of the Term A Facility at such time with persons acceptable to and on terms reasonably satisfactory to the Administrative Agent.

6.16. [Intentionally Deleted].

6.17. Reporting Requirements. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the US Borrower will furnish to the Administrative Agent and the Lenders:

(a) Default Notices. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the US Borrower setting forth details of such Default and the action that the US Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the US Borrower and its Subsidiaries, including therein Consolidated balance sheets of the US Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the US Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Loan Parties stating that in the course of the regular audit of the business of the US Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the financial covenants contained in Section 6.18; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the US Borrower shall also provide, if necessary for the determination of compliance with Section 6.18, a statement of reconciliation conforming such financial statements to US GAAP, (iii) a certificate of the Chief Financial Officer of the US Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the US Borrower has taken and proposes to take with respect thereto, (iv) a management’s

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discussion and analysis of financial condition and results of operations for the two-year period ending as of the end of such Fiscal Year and with year to year comparisons (an “MD&A”) and (v) a Compliance Certificate.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the US Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statements of income and a Consolidated statement of cash flows of the US Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the US Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year end audit adjustments) by the Chief Financial Officer of the US Borrower as having been prepared in accordance with US GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the US Borrower has taken and proposes to take with respect thereto, (ii) an MD&A and (iii) a Compliance Certificate.

(d) Annual Financials and other Information for European Borrower. As soon as available and in any event within 120 days after the end of each fiscal year of each Loan Party that is a German taxpayer or a German non-resident taxpayer, the German GAAP financial statements and other information necessary for calculating the relevant EBITDA for purposes of the Interest Stripping Rules (“German Tax EBITDA”) in respect of such Loan Party as well as an update of the projections of the EBITDA for such Loan Party for each subsequent relevant period.

(e) Annual Forecasts. As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of the US Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Maturity Date.

(f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 5.06, and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 5.06 hereto.

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.16.

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(h) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) Revenue Agent Reports. Within ten Business Days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the US Borrower is a member aggregating $5,000,000 or more.

(j) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within ten Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the US Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(k) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(l) Multiemployer Plan Notices. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(m) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any written Environmental Actions against or of any noncompliances by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that, individually or in the aggregate, could (i) reasonably be

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expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on occupancy or use, or any restriction on ownership or transferability, under any Environmental Law.

(n) Real Property. As soon as available and in any event within 45 days after the end of each Fiscal Year, a report supplementing Schedules 5.17(c), 5.17(d)(i) and 5.17(d)(ii) hereto, including an identification of all owned and leased real property disposed of by the US Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(o) Insurance. As soon as available and in any event within 45 days after the end of each Fiscal Year, a certificate of insurance summarizing the insurance coverage (specifying type, amount and carrier) in effect for each US Loan Party and its Subsidiaries and any such additional information concerning insurance as the Administrative Agent, may reasonably specify.

(p) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

(q) Asbestos Litigation. Within 45 days of the end of each fiscal quarter, a report from the US Borrower summarizing, with respect to such quarter (i) the number of pending claims at beginning of such quarter, (ii) the number of claims asserted during such quarter, (iii) the number of claims settled during such quarter, (iv) the total settlement cost during such quarter (exclusive of defense cost), (v) the cost paid by insurance companies during such quarter (exclusive of defense costs), (vi) the cost paid by the US Borrower and its Subsidiaries during such quarter (exclusive of defense costs), and (vii) the average settlement cost per claim, together with any other matter that is required to be reported under the securities laws and a narrative description of material developments during such quarter.

(r) Important Events. Within five Business Days of any Responsible Officer acquiring knowledge of (i) any event that could reasonably be expected to have a Material Adverse Effect or (ii) an Asbestos Event, a report setting forth details of such event and the action that the US Borrower or its Subsidiaries has taken and proposes to take with respect thereto.

(s) Accountants’ Notices. Promptly upon receipt thereof, copies of any notice, statement or report received by any Loan Party from any accountant or accounting firm to such Loan Party.

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(t) Foreign Collateral. Within 45 days of the end of each fiscal quarter, a report from the US Borrower or the European Borrower setting forth the book value (or, if applicable, the appraised value) of all Foreign Collateral, valued in accordance with US GAAP.

(u) Inactive Subsidiaries. Promptly, and in any event within ten Business Days after the occurrence thereof, notice of any Inactive Subsidiary ceasing to be an Inactive Subsidiary.

(v) After-Acquired Intellectual Property. On or before the 45th day following the end of each fiscal quarter of the US Borrower, notice of all After-Acquired Intellectual Property (as defined in the Security Agreement) of any Grantor under the Security Agreement registered or applied for during the preceding quarterly period.

Documents required to be delivered pursuant to Section 6.16(b), (c) or (p) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the US Borrower posts such documents, or provides a link thereto, on the US Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the US Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), provided that (A) the US Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the US Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the US Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent, by electronic mail, electronic versions (i.e., “soft copies”) of such documents. Notwithstanding anything contained herein, in every instance the US Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.16(b) or (c), as applicable, to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above and, in any event, shall have no responsibility to monitor compliance by the US Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer all Borrower Materials by posting the such materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower

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Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.18. Financial Covenants. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the US Borrower will:

(a) Total Leverage Ratio. Maintain on the last day of each Measurement Period a Total Leverage Ratio of not more than 3.25 to 1.00.

(b) Fixed Charge Coverage Ratio. Maintain on the last day of each Measurement Period a Fixed Charge Coverage Ratio of not less than 1.50 to 1.00.

6.19. German Interest Deductibility Stripping Ratio. Cause the European Borrower, in any business year of the European Borrower in which the aggregate amount of German Interest Payments exceeds €7.5 million, to maintain that the German Interest Payments in respect of such business year do not exceed 40% of the German Tax EBITDA of the German Fiscal Group, unless and to the extent the German Interest Payments are tax deductible in Germany for any other reason; provided that the Borrowers shall not be deemed to be in default under this Section 6.19 in any such business year if (a) such default could only be avoided by the US Borrower making additional equity Investments in Allweiler Group GmbH by its direct parent company, (b) such equity Investments are not otherwise permitted by Section 7.06, and (c) the Required Lenders shall have failed to consent to such additional equity Investments under Section 7.06 following a request for such consent by the US Borrower (which consent shall reference this Section 6.19).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation of any Loan Party shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither Borrower shall:

7.01. Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the US Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or

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permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(a) Liens created under the Loan Documents;

(b) Permitted Liens;

(c) Liens existing on the date hereof and described on Schedule 5.17(b) hereto;

(d) purchase money Liens upon or in real property or equipment acquired or held by the US Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (d) shall not exceed the amount permitted under Section 7.02(c)(ii) at any time outstanding;

(e) Liens arising in connection with Capitalized Leases permitted under Section 7.02(c)(iv); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and

(f) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $5,000,000; provided that no such Lien shall extend to or cover any Collateral.

7.02. Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(a) in the case of any Loan Party, (i) Debt in respect of Hedge Agreements required to be maintained pursuant to Section 6.15, and such other Hedge Agreements entered into to hedge against fluctuations in interest rates or foreign exchange rates and the price of metals incurred in the ordinary course of business and consistent with prudent business practice, and (ii) Debt in respect of any Existing Letter of Credit or any Bank Guarantee to the extent that a Letter of Credit has been issued and is outstanding hereunder to support such Loan Party’s reimbursement obligation in respect of such Existing Letter of Credit or Bank Guarantee;

(b) (i) in the case of any Foreign Subsidiary, unsecured Debt owed to the European Borrower or Allweiler Group GmbH or to another Foreign Subsidiary which is a Secured Loan Party of which such first Foreign Subsidiary is a direct or indirect Wholly Owned Subsidiary, (ii) in the case of any other Subsidiary of the US Borrower, unsecured

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Debt owed to the US Borrower or to a Wholly Owned Subsidiary (other than a Foreign Subsidiary) of the US Borrower, (iii) in the case of any Subsidiary of the European Borrower, unsecured Debt owed to the European Borrower or to a Wholly Owned Subsidiary of the European Borrower which is a Secured Loan Party, and (iv) additional unsecured Debt owed by any Loan Party or any of its Subsidiaries to any other Loan Party or any of its Subsidiaries; provided that, in each case, such Debt (A) owed to a US Obligations Guarantor shall constitute Pledged Debt securing the Guaranteed Obligations, (B) shall be on terms acceptable to the Administrative Agent, (C) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent, and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreement, and (D) in the case of clause (iv), shall not exceed an aggregate amount of $50,000,000 outstanding at any time less the aggregate amount of equity Investments made after the Closing Date pursuant to Section 7.06(a)(iv);

(c) in the case of the US Borrower and its Subsidiaries,

(i) Debt under the Loan Documents,

(ii) Debt secured by Liens permitted by Section 7.01(d) not to exceed in the aggregate $20,000,000 at any time outstanding,

(iii) unsecured trade payables not overdue by more than 60 days incurred in the ordinary course of business, and

(iv) (A) Capitalized Leases, (B) in the case of Capitalized Leases to which any Subsidiary is a party, Debt of the US Borrower of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases and (C) other Debt, for all of clauses (A), (B) and (C) in an aggregate amount not to exceed $50,000,000 at any time outstanding (in the case of Capitalized Leases, as determined in accordance with US GAAP);

(d) Surviving Debt outstanding on the Closing Date without any extension, renewal or refinancing thereof; and

(e) unsecured Debt of the US Borrower, so long as (A) such Debt does not mature until at least six months after the Maturity Date and has no scheduled amortization prior to that date, (B) after giving effect to the incurrence of such Debt, the US Borrower and the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 6.18, (C) at the time of incurrence of such Debt and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing and (D) the documentation governing such Debt contains customary market terms reasonably satisfactory to the Administrative Agent, including, without limitation, if such Debt is subordinated Debt, provisions subordinating such Debt to the Obligations of the Loan Parties under the Loan Documents.

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7.03. Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

7.04. Fundamental Changes. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(a) subject to continuing compliance with the Collateral and Guarantee Requirements, (A) any Subsidiary of the Company that is not a Foreign Subsidiary may merge into or consolidate with any other Subsidiary of the Company that is not a Foreign Subsidiary, (B) any Subsidiary of the European Borrower may merge into or consolidate with any other Subsidiary of the European Borrower, and (C) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary organized under the laws of the same jurisdiction; provided that, in each such case, the Person formed by such merger or consolidation shall be a Wholly Owned Subsidiary of the US Borrower, and provided, further, that in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor, and in the case of any such merger or consolidation to which any Secured Loan Party is a party, the Person formed by such merger or consolidation shall be a Secured Loan Party;

(b) in connection with any sale or other disposition permitted under Section 7.05 (other than clause (b) thereof), any Subsidiary of the US Borrower (other than the European Borrower) may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(c) any US Subsidiary of the US Borrower that is a corporation may convert to a limited liability company and, in connection with such conversion, may change its legal name and rights (charter and statutory) to effect such conversion, provided that such US Subsidiary (i) provides notice thereof to the Administrative Agent at least 10 Business Days before such conversion or change, (ii) executes and/or delivers such certificates, confirmations, opinions and other documents and takes such other action as the Administrative Agent may reasonably require to evidence and/or confirm the obligations of such US Subsidiary under the Loan Documents and the continued validity, priority and perfection of any security interests and other Liens granted by such US Subsidiary under the Loan Documents, and (iii) complies with the notice requirements in Section 13 of the Security Agreement relating to any such change of name;

provided, however, that, (A) no European Loan Party shall change the jurisdiction of its organization to another country, and (B) in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom on a pro forma basis.

7.05. Dispositions. Dispose of, or permit any of its Subsidiaries to Dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(a) sales and leases of inventory in the ordinary course of its business, provided that the aggregate book value of all inventory subject to any such leases at any time shall not exceed $20,000,000;

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(b) in a transaction authorized by Section 7.04;

(c) Dispositions of assets among Loan Parties (other than, except to the extent otherwise permitted by this Section 7.05, asset transfers to or by the US Borrower or the Company or any Disposition by any US Subsidiary to a Foreign Subsidiary);

(d) Dispositions of assets for cash and/or promissory notes, provided that at least 85% of such proceeds consist of cash, and that such Dispositions are for fair value (other than minority interests in Subsidiaries) in an aggregate amount not to exceed $30,000,000 in any Fiscal Year, in each case so long as no Default shall have occurred and be continuing or would result from such sale;

(e) Dispositions of obsolete assets having a book value of zero; and

(f) any Approved Asbestos Insurance Settlement;

provided that in the case of Dispositions pursuant to clause (d) above, the applicable Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such Disposition, prepay the Loans pursuant to, and in the amount and order of priority set forth in, Section 2.05(b), as specified therein; provided, further, that in each case (other than the case of clause (i) above), immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom on a pro forma basis.

7.06. Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except (without duplication):

(a) (i) equity Investments by the US Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (ii) additional equity Investments in Loan Parties that are not Foreign Subsidiaries, (iv) additional investments by Foreign Subsidiaries in other Foreign Subsidiaries that are Secured Loan Parties, and (iv) additional equity Investments in Wholly Owned Foreign Subsidiaries in an aggregate amount not to exceed $50,000,000 less the aggregate amount of Debt owing at such time under Section 7.01(b)(iv);

(b) loans and advances to employees in the ordinary course of the business of the US Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(c) Investments by the US Borrower and its Subsidiaries in Cash Equivalents;

(d) Investments existing on the date hereof and described on Schedule 5.17(e) hereto;

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(e) Investments by the Borrowers in Hedge Agreements permitted under Section 7.02(a);

(f) Investments consisting of intercompany Debt permitted under Section 7.02;

(g) Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business to the extent that the US Borrower or relevant Subsidiary was a creditor of such customer or supplier at the time of filing of such bankruptcy, reorganization or at the time such obligation became delinquent or such dispute arose, as the case may be;

(h) Investments by the US Borrower and its Subsidiaries consisting of the purchase or other acquisition of all of the Equity Interests of another Person or the assets comprising a division or business unit or a substantial part or all of the business of another Person; provided that:

(i) the aggregate amount of all such Investments from and after the Closing Date shall not exceed $200,000,000;

(ii) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the US Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the US Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iii) such Investment shall be in property and assets which are part of, or in lines of business which are, or of a Person which is in, substantially the same lines of business as one or more of the principal businesses of the US Borrower and its Subsidiaries in the ordinary course;

(iv) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid, assumed or incurred by or on behalf of the US Borrower and its Subsidiaries in connection with such Investment;

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(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the US Borrower and its Subsidiaries shall be in pro forma compliance with all of the financial covenants set forth in Section 6.18, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders as though such Investment had been consummated as of the first day of the fiscal period covered thereby;

(vi) the US Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(vii) immediately after giving effect to any such Investment there shall be no less than $20,000,000 of availability under the Revolving Credit Facility.

(i) additional Investments by the US Borrower and its Subsidiaries in Subsidiaries (other than Wholly Owned Subsidiaries) and in joint ventures in an aggregate amount not to exceed $35,000,000; and

(j) other Investments not otherwise permitted under this Section 7.06 in an aggregate amount not to exceed $25,000,000.

7.07. Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests, or accept any capital contributions or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the US Borrower or to issue or sell any Equity Interests in the US Borrower, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom on a pro forma basis:

(a) the US Borrower may (i) declare and pay dividends and distributions payable its common stock and purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights, and (ii) declare and pay dividends and distributions in cash and purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with cash, provided that the aggregate amount paid in cash by the US Borrower pursuant to this clause (ii) in any Fiscal Year of the US Borrower shall not exceed $10,000,000;

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(b) any Subsidiary of the US Borrower may (i) declare and pay cash dividends to the US Borrower, (ii) declare and pay cash dividends to the European Borrower (in the case of any Subsidiary of the European Borrower) or any Wholly Owned Subsidiary of the US Borrower of which it is a Subsidiary and (iii) accept capital contributions from the US Borrower to the extent permitted under Section 7.06(a);

(c) any Subsidiary of the US Borrower may declare and pay cash dividends to the US Borrower as required to pay taxes under the Tax Sharing Agreement;

(d) any Subsidiary of the US Borrower may declare and pay cash dividends, directly or indirectly, to the US Borrower as necessary for the US Borrower to pay expenses relating to the operation of the US Borrower in the ordinary course of business; and

(e) the Borrower may make IPO payments prior to, on or promptly following the Closing Date.

For the avoidance of doubt, any release of funds, not exceeding a total amount of €55,603.12, held in escrow (hinterlegt) with Landesoberkasse Baden-Württemberg, to former shareholders of the European Borrower in the context of their squeeze-out from the European Borrower shall not be subject to this Section 7.07.

7.08. Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (a) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (b) for the rental or hire of other real or personal property of any kind under leases or agreements to lease (including, without limitation, Capitalized Leases) having an original term of one year or more that would cause the direct and contingent liabilities of the US Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $50,000,000 payable in any Fiscal Year.

7.09. Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents, other than amendments (a) that could not be reasonably expected to have a Material Adverse Effect or (b) that are otherwise expressly permitted pursuant to this Agreement.

7.10. Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (a) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (b) its or their Fiscal Year.

7.11. Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) the prepayment of trade Debt to receive discounts or other favorable payment terms or incentives, (c) regularly scheduled or required repayments or redemptions of Surviving Debt, and (d) prepayment of Debt payable to the US Borrower or any of its Subsidiaries; or amend, modify or change in any manner any term or condition of any Surviving Debt, or permit any of its Subsidiaries to do any of the foregoing,.

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7.12. Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except agreements (a) in favor of the Secured Parties, (b) evidencing any Surviving Debt, (c) evidencing purchase money Debt permitted by Section 7.02(c)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt or (d) evidencing any Capitalized Lease permitted by Section 7.02(c)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

7.13. Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

7.14. Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (excluding (a) Hedge Agreements required to be entered into hereunder, (b) such contracts entered into in the ordinary course of business to address interest or exchange rate risks, and (c) such contracts entered to address price fluctuations of metals for legitimate hedging purposes).

7.15. Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures during a Fiscal Year that would cause the aggregate of all such Capital Expenditures made by the US Borrower and its Subsidiaries during such Fiscal Year to exceed $30,000,000; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, up to $15,000,000 of such amount, if not expended in the Fiscal Year for which it is permitted by the preceding clause, may be carried over for expenditure in the next following Fiscal Year.

7.16. Formation of Subsidiaries. Organize or invest in, or permit any of its Subsidiaries to organize or invest in, any new Subsidiary except as permitted under Section 7.06(a), (h) or (i).

7.17. Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the US Borrower or any Subsidiary of the US Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except the Loan Documents.

7.18. Asbestos Litigation. Amend, modify or change any term or condition of any agreement, instrument, consent, order or other document with respect to the asbestos litigation relating to the US Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition thereof, agree in any manner to any other amendment, modification or change of any term or condition of any such documents or take any other action in connection with any such documents that would impair the value of the interest or rights of the US Borrower or any of its Subsidiaries thereunder, or permit any of its Subsidiaries to do any of the foregoing; provided that this Section 7.18 shall not apply to any Approved Asbestos Insurance Settlement.

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7.19. Stated Share Capital. Each German European Guarantor shall (and the US Borrower shall, and shall cause each of its Subsidiaries which is a shareholder of a German European Guarantor to) ensure that the stated share capital (Stammkapital) of each such German European Guarantor, as at the date hereof, is not increased unless such increase is:

(a) required by law, or

(b) made with the consent of the Administrative Agent (such consent not to be unreasonably withheld);

provided that, in relation to paragraphs (a) and (b) above, no such increase in the stated share capital (Stammkapital) of such German European Guarantor shall be permitted under this Section 7.19 unless each Subsidiary of the US Borrower that is a shareholder of that German European Guarantor shall have taken all other possible action to meet the relevant above-mentioned requirements without increasing the stated share capital (Stammkapital) of such German European Guarantor (including, without limiting the generality of the foregoing, increasing the capital reserves (Rücklagen) as referred to in section 266, para 3, items II. and III. of the German Commercial Code (Handelsgesetzbuch – HGB) of that German European Guarantor), and in the event that an increase in the stated share capital (Stammkapital) is required, such increase shall be limited to the minimum increase necessary to enable compliance with the relevant requirement.

7.20. Limitations of Negative Covenants. Notwithstanding the above provisions of this Article VII, the covenants set forth in Sections 7.03, 7.04, 7.05, 7.06, 7.07, 7.09, 7.10, 7.13 and 7.19 (the “Relevant Restrictive Covenants”) shall not apply to a Loan Party whose Relevant Jurisdiction is Germany (each a “Specified German Loan Party”) or any of its Subsidiaries from time to time whose Relevant Jurisdiction is Germany (together with each Specified German Loan Party, the “German Group”).

(a) Each Specified German Loan Party shall give the Administrative Agent no less than ten Business Days’ prior written notice of the intention of it or of its Subsidiaries whose Relevant Jurisdiction is Germany to carry out any of the acts or take any of the steps referred to in the Relevant Restrictive Covenants.

(b) The Administrative Agent shall be entitled, within ten Business Days of receipt of the relevant Specified German Loan Party’s notice under Section 7.20(a), to request the relevant Specified German Loan Party to supply to the Administrative Agent, in sufficient copies for the Lenders, any relevant information in connection with the proposed action or steps referred to in such notice as the Administrative Agent may consider necessary for the purpose of this Section 7.20, and the relevant Specified German Loan Party shall supply such further information promptly and, in any event, within ten Business Days of the request thereof.

Colfax Credit Agreement

(c) The Administrative Agent shall notify the relevant Specified German Loan Party, within ten Business Days of receipt of the relevant Specified German Loan Party’s notice under Section 7.20(a) or if additional information has been requested by the Administrative Agent within the prescribed time, within ten Business Days of receipt of such information, whether the proposed action or steps under Section 7.20(b) is or is, in the reasonable opinion of the Administrative Agent, acting on the instructions of the Required Lenders, expected to have a Material Adverse Effect.

(d) If the proposed action or steps under Section 7.20(b) is so considered by the Administrative Agent to have a Material Adverse Effect and the relevant member of the German Group nevertheless takes such action or steps under Section 7.20(b), the Administrative Agent shall be entitled to make (and, if so instructed by the Required Lenders, shall make) the declaration, request and/or instruction set out in Section 8.02 and exercise the other rights in accordance with Section 8.02.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) either Borrower shall fail to pay, in the currency required hereunder, any principal of any Loan or any L/C Obligation or deposit any funds as cash collateral in respect of L/C Obligations when the same shall become due and payable or (ii) either Borrower shall fail to pay, in the currency required hereunder, any interest on any Loan or on any L/C Obligation, or any Loan Party shall fail to make any other payment, in the currency required hereunder, under any Loan Document, in each case under this clause (ii), within three Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 6.05, 6.06, 6.09, 6.10, 6.12, 6.15 or 6.18 or in Article VII; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 15 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to either Borrower by the Administrative Agent or any Lender; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but

Colfax Credit Agreement

excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that no Event of Default shall be deemed to occur under this Section 8.01(g) solely by reason of any Approved Litton Judgment; or

(h) any nonmonetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

Colfax Credit Agreement

(i) any provision of any Loan Document after delivery thereof pursuant to Section 4.01, 4.02 or 6.10 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it in any material respect, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 4.01, 4.02, or 6.10 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first-priority lien on and security interest in the Collateral purported to be covered thereby (subject to Permitted Priority Liens); or

(k) a Change of Control shall occur; or

(l) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 per annum; or

(n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

(o) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing.

8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

Colfax Credit Agreement

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations of the Loan Parties under the Loan Documents shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of such Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of such Obligations constituting fees, expenses, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of such Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of such Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Colfax Credit Agreement

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of such Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(b) The Administrative Agent or an Affiliate or designee thereof shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent and each such Affiliate and designee to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or

Colfax Credit Agreement

enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer; and

Colfax Credit Agreement

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with consent of the Borrowers unless an Event of Default has occurred and is continuing (such consent in any event not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall

Colfax Credit Agreement

have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the parties listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

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(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11. Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12. Declaration of Trust (Treuhand) and Appointment as Administrator. (a) The Collateral Agent shall: (i) hold any Lien or security interest which is governed by German law and is assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred to it under a non-accessory security right (nicht akzessorische Sicherheit) pursuant to any of the

Colfax Credit Agreement

Collateral Documents or otherwise for the purpose of securing any of the Obligations secured thereunder as trustee (Treuhänder) for the benefit of the Lenders; and (ii) administer any Lien or security interest (if any) which is pledged (Verpfändung) or otherwise transferred under an accessory security right (akzessorische Sicherheit) to it and/or the Lenders pursuant to any of the Collateral Documents or otherwise for the purpose of securing any of the Obligations secured thereunder and each Lender authorizes the Collateral Agent to accept as its representative (Stellvertreter) any pledge or other creation of any other accessory right made to such Lender and to act as its representative (Stellvertreter) with regard to any amendments of, accessions to, releases of, confirmations of and any similar dealings with regard to the Collateral Documents which create a pledge or other accessory security right in accordance with the terms and subject to the conditions of this Agreement and the other Loan Documents. Each Lender hereby ratifies and approves all acts done by the Administrative Agent or the Collateral Agent on such Lender’s behalf. Each Lender hereby releases the Administrative Agent and Collateral Agent acting on its behalf pursuant to the terms of this Agreement or any of the Loan Documents from the restrictions of Section 181 of the German Civil Code (BGB) (restriction on self-dealing).

(b) It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognize or give effect to the trust (Treuhand) expressed to be created by this Section 9.12, the relationship of the Lenders to the Administrative Agent in relation to any Lien or security interest governed by German law shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Section 9.12 shall have full force and effect between the parties hereto.

9.13. Fee Letter. The Borrowers agree to pay all fees payable under and otherwise comply with the provisions of the Fee Letter, including, without limitation, by executing all instruments and documents and taking all further actions reasonably requested by the Arranger or the Administrative Agent in connection with such compliance.

9.14. Parallel Debt. Each of the parties hereto agree, and the Loan Parties acknowledge, by way of an abstract acknowledgement of indebtedness (abstraktes Schuldanerkenntnis), that (save in respect of any obligations owing under any Collateral Document governed by a law other than German law) each and every obligation of any Loan Party (and any of its successors) in the amount of $250,000,000 under this Agreement, the other Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements shall also be owing in full to the Collateral Agent and that, accordingly, the Collateral Agent will have its own independent right to demand performance by such Loan Party of those obligations (the “Acknowledgement”), provided that in no event shall the European Borrower or any European Guarantor be obligated to pay any amount that is attributable to principal, interest or other Obligations relating to the Term A Facility, any Borrowing made by the US Borrower or (unless requested by the European Borrower) any Letters of Credit issued for the account of the US Borrower or any of its US Subsidiaries. The Collateral Agent undertakes with the relevant Loan Party that (a) in case of any discharge of any obligation owing to any Loan Party, the Collateral Agent will not, to the extent of such discharge, make a claim against such Loan Party under the Acknowledgement and (b) it will not, at any time, make any claim against any Loan Party exceeding the amount then payable by such Loan Party under the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements.

Colfax Credit Agreement

ARTICLE X

GUARANTY

10.01. Guaranty, Limitation of Liability. (a) Each European Obligations Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the European Borrower now or hereafter existing under or in respect of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed European Obligations”). Each US Obligations Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the US Borrower now or hereafter existing under or in respect of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed US Obligations” and, together with the Guaranteed European Obligations, the “Guaranteed Obligations”). Each Guarantor agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any Lender Party in enforcing any rights against such Guarantor under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each European Obligations Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed European Obligations and each US Obligations Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed US Obligations, in each case that would be owed by the European Borrower or the US Borrower, respectively, to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

(b) Each Guarantor and each Lender Party hereby confirms that it is the intention of all such Persons that the Obligations of each Guarantor that is organized under the laws of a state of the United States or the District of Columbia hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Guaranty and the Obligations of such Guarantor hereunder. To effectuate the foregoing intention, each Lender Party and each Guarantor hereby irrevocably agree that the Obligations of each Guarantor that is organized under the laws of a state of the United States or the District of Columbia with respect to the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the Guaranty not constituting a fraudulent transfer or conveyance.

Colfax Credit Agreement

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party with respect to the Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents; provided that each European Obligations Guarantor shall only be required to contribute such amounts to other European Obligations Guarantors.

(d) To the extent that the enforcement of the Guaranty against any Guarantor organized under the laws of the Federal Republic of Germany (a “German Guarantor”) would result in a violation of Sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – “GmbHG”) the Administrative Agent shall, after the enforcement of the relevant Guaranty, return the Guaranty proceeds to the relevant Guarantor. If, however, at the time of the payment demand, a German Guarantor demonstrates (by way of presenting an up to date balance sheet relating to such German Guarantor drawn up in accordance with German GAAP and audited and certified by a generally recognized auditor of international repute and standing) to the satisfaction of the Administrative Agent that the enforcement of the Guaranty would result in a reduction of the stated share capital protected by Sections 30 and 31 GmbHG, the enforcement of such Guaranty shall be limited to an amount capable of being paid without violating Sections 30 and 31 GmbHG.

(e) The obligations of IMO AB under this Agreement shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw: Aktiebolagslagen (2005:551)) regulating: (i) distribution of assets (Chapter 17, Sections 1-4 of the Swedish Companies Act (or their equivalents from time to time)); and (ii) prohibited loans and guarantees (Chapter 21, Sections 1-3 of the Swedish Companies Act (or their equivalent from time to time)) (assuming that all steps open to IMO AB and all its shareholders to authorize its obligations under this Agreement have been taken) and it is understood that the liability of IMO AB under this Agreement only applies to the extent permitted by the above mentioned provisions as applied together with other applicable provisions of the Swedish Companies Act.

10.02. Guaranty Absolute. To the fullest extent permitted pursuant to applicable Law, each Guarantor guarantees that the Guaranteed European Obligations or Guaranteed US Obligations, as applicable, guaranteed by it will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of the Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce the Guaranty, irrespective of whether any action is brought against either Borrower or any other Loan Party or whether either Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under the Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

Colfax Credit Agreement

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g) the failure of any other Person to execute or deliver any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) to the fullest extent permitted by applicable Law, any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

The Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of either Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

10.03. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and the Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

Colfax Credit Agreement

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke its Obligations with respect to the Guaranty and acknowledges that such Obligations are continuing in nature and apply to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, subject to applicable Law, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.

10.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against either Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of the Guaranty or any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against either Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from either Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under the Guaranty shall have been paid in full in cash, the Commitments shall

Colfax Credit Agreement

have expired or been terminated and the Letters of Credit and Secured Hedge Agreements shall have expired or been terminated; provided that each Guarantor may make any necessary filings solely to preserve its claims against the applicable Borrower, other Loan Party or other insider guarantor. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under the Guaranty and (b) the date on which the Commitments shall have been terminated in whole, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under the Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under the Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under the Guaranty shall have been paid in full in cash and (iii) the Commitments shall have been terminated in whole, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

10.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit J hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a US Obligations Guarantor or a European Obligations Guarantor, as the case may be, hereunder, and each reference in this Agreement or any other Loan Document to a “Guarantor,” a “US Obligations Guarantor” or a “European Obligations Guarantor” shall also mean and be a reference to such Additional Guarantor and (b) each reference herein to “the Guaranty,” “hereunder,” “hereof” or words of like import referring to the Guaranty under this Article VII, and each reference in any Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to the Guaranty, shall mean and be a reference to the Guaranty as supplemented by such Guaranty Supplement.

10.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed US Obligations or Guaranteed European Obligations, as applicable, to the extent and in the manner hereinafter set forth in this Section 10.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

Colfax Credit Agreement

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

10.07. Continuing Guaranty; Assignments. The Guaranty under this Article X is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under the Guaranty and (ii) the date on which the Commitments shall have been terminated in whole.

ARTICLE XI

MISCELLANEOUS

11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

Colfax Credit Agreement

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05, respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f) amend Section 1.06 without the written consent of each Lender;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term A Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

Colfax Credit Agreement

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

11.02. Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Guarantors, the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if

Colfax Credit Agreement

not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Guarantors, the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall the Agent Party have any liability to the Guarantors, the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Colfax Credit Agreement

(d) Change of Address, Etc. Each of the Guarantors, the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address (including its electronic-mail address), telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address (including its electronic-mail address), telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) believed by it in good faith to be given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed by it in good faith to be given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the

Colfax Credit Agreement

Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The US Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. Each of the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by such Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter

Colfax Credit Agreement

of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by such Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to such Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by such Borrower or any other Loan Party or any of such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or the gross negligence or willful misconduct of its officers, directors, employees, agents, advisors or other representatives) or (y) result from a claim brought by such Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Anything contained herein to the contrary notwithstanding, (1) the liability of the European Borrower under this Section 11.04(b) shall be subject to Section 2.07(d), and (2) the European Borrower shall have no liability under this Section 11.04(b) solely as a result of acts or omissions of or property or assets (other than interests in Foreign Subsidiaries) owned or operated by the US Borrower or the US Subsidiaries.

(c) Reimbursement by Lenders. To the extent that either of the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the

Colfax Credit Agreement

other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee (or the gross negligence or willful misconduct of its officers, directors, employees, agents, advisors or other representatives) as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Colfax Credit Agreement

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

Colfax Credit Agreement

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrower, at its expense, shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of

Colfax Credit Agreement

the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Colfax Credit Agreement

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint, from among the Lenders, a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(h) Consent to Assignment or Transfer. Without prejudice to any other provisions of this Section 11.06, each Loan Party hereby expressly consents to each assignment and transfer of rights or obligations made in accordance with this Section 11.06. Each Loan Party also accepts and confirms, for the purposes of Sections 401, 412 and 1250 para. 1(1) of the German Civil Code (BGB) that all guarantees, indemnities and security granted by it under any Collateral Document governed by German law will, notwithstanding any such assignment and transfer, continue and be preserved for the benefit of the new Lender and each of the other Secured Parties in accordance with the terms of the Collateral Documents governed by German law.

11.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions

Colfax Credit Agreement

substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of either Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Colfax Credit Agreement

11.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Colfax Credit Agreement

11.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the US Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts)

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURT OF THE UNITED STATES SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN

Colfax Credit Agreement

SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and each Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the

Colfax Credit Agreement

arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers, the Guarantors and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, (ii) each of the Borrowers and each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers and each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the Guarantors or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers, the Guarantors or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Guarantors and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers, Guarantors or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each Guarantor hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Colfax Credit Agreement

11.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

Colfax Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLFAX CORPORATION, as US BORROWER and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel & Secretary

Colfax Credit Agreement

CLFX LLC, as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel & Secretary

IMO HOLDINGS, INC., as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel & Secretary

IMO INDUSTRIES INC., as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel & Secretary

WARREN PUMPS LLC, as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel & Secretary

CONSTELLATION PUMPS CORPORATION, as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel & Secretary

Colfax Credit Agreement

CPC INTERNATIONAL LLC, as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel and Secretary

LUBRICATION SYSTEMS COMPANY OF TEXAS LLC, as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel and Secretary

FAIRMOUNT AUTOMATION, INC., as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel and Secretary

CLFX SUB HOLDING LLC, as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel and Secretary

Colfax Credit Agreement

PORTLAND VALVE LLC, as a US OBLIGATIONS GUARANTOR and a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	SVP, General Counsel and Secretary

Colfax Credit Agreement

ALLWEILER AKTIENGESELLSCHAFT, as EUROPEAN BORROWER

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	Representative

ALLWEILER GROUP GMBH, as a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	Representative

IMO AKTIEBOLAG, as a EUROPEAN OBLIGATIONS GUARANTOR

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	Authorized Signatory

Colfax Credit Agreement

BANK OF AMERICA, N.A., as ADMINISTRATIVE AGENT

By:	/s/ Maurice Washington
Name:	Maurice Washington
Title:	Vice President

Colfax Credit Agreement

BANK OF AMERICA, N.A., as a LENDER, L/C ISSUER AND SWING LINE LENDER

By:	/s/ Charles R. Dickerson
Name:	Charles R. Dickerson
Title:	Managing Director

Colfax Credit Agreement

CAROLINA FIRST BANK, as Lender

By:	/s/ Kevin M. Short
Name:	Kevin M. Short
Title:	Executive Vice President

Colfax Credit Agreement

CITIZENS BANK OF PENNSYLVANIA, as Lender

By:	/s/ Carol Castle
Name:	Carol Castle
Title:	Senior Vice President

Colfax Credit Agreement

DNB NOR BANK ASA, as Lender

By:	/s/ Philip F. Kurpiewski
Name:	Philip F. Kurpiewski
Title:	Senior Vice President

By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	First Vice President

Colfax Credit Agreement

HSBC BANK USA, N.A., as Lender

By:	/s/ Reed R. Menefee
Name:	Reed R. Menefee
Title:	Vice President

Colfax Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Marcel Fournier
Name:	Marcel Fournier
Title:	Vice President

Colfax Credit Agreement

LANDESBANK BADEN-WUERTTEMBERG, NEWYORK AND/OR CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Francois Delangle
Name:	Francois Delangle
Title:	Vice President

By:	/s/ Annette Hirschle
Name:	Annette Hirschle
Title:	Senior Risk Manager

Colfax Credit Agreement

LEHMAN COMMERCIAL PAPER INC., as Lender

By:	/s/ Diane Albanese
Name:	Diane Albanese
Title:	Authorized Signatory

Colfax Credit Agreement

MERRILL LYNCH BANK USA, as Lender

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	First Vice President

Colfax Credit Agreement

SUNTRUST BANK, as Lender

By:	/s/ Theresa M. Wills
Name:	Theresa M. Wills
Title:	Vice President

Colfax Credit Agreement

TD BANKNORTH, as Lender

By:	/s/ Jeffrey R. Westling
Name:	Jeffrey R. Westling
Title:	Senior Vice President

Colfax Credit Agreement

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

Colfax Credit Agreement

WACHOVIA BANK N.A., as Lender

By:	/s/ Anthony J. Conte
Name:	Anthony J. Conte
Title:	Senior Vice President

Colfax Credit Agreement

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 13, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Colfax Corporation, a Delaware corporation (the “US Borrower”), Allweiler Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany (the “European Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving Credit][Term A] Loans

☐ A conversion or continuation of [Revolving Credit][Term A] Loans

1.	On (a Business Day).

2.	In the amount of [$] [€]

3.	Comprised of

                    [Type of Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]1

[1]	Include this sentence in the case of a Revolving Credit Borrowing.

A - 1

Form of Committed Loan Notice

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (c) shall be satisfied on and as of the date of the Applicable Credit Extension.

[COLFAX CORPORATION][2]
[ALLWEILER AKTIENGESELLSCHAFT][3]

By:
Name:
Title:

[2]	For Term A Loans and Revolving Credit Loans denominated in Dollars
[3]	For Revolving Credit Loans denominated in Euros

A - 2

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender
Bank	of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 13, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Colfax Corporation, a Delaware corporation (the “US Borrower”), Allweiler Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany (the “European Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of [$] [€] .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (c) shall be satisfied on and as of the date of the Applicable Credit Extension.

[COLFAX CORPORATION][4]
[ALLWEILER AKTIENGESELLSCHAFT][5]

By:
Name:
Title:

[4]	For Term A Loans and Revolving Credit Loans denominated in Dollars
[5]	For Revolving Credit Loans denominated in Euros

B - 1

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF TERM A NOTE

                    ,

FOR VALUE RECEIVED, the undersigned (the “US Borrower”), hereby promises to pay to                                               or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term A Loan from time to time made by the Lender to the US Borrower under that certain Credit Agreement, dated as of May 13, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the US Borrower, Allweiler Aktiengesellschaft, as the European Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The US Borrower promises to pay interest on the unpaid principal amount of the Term A Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A Note is one of the Term A Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term A Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The US Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

C-1 - 1

Form of Term A Note

THIS TERM A NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

COLFAX CORPORATION

By:
Name:
Title:

C-1 - 2

Form of Term A Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1 - 3

Form of Term A Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

                    ,

FOR VALUE RECEIVED, the undersigned [Colfax Corporation, a Delaware corporation (the “US Borrower”)] [Allweiler Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany (the “European Borrower”)], hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the [US] [European] Borrower under that certain Credit Agreement, dated as of May 13, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Colfax Corporation, a Delaware corporation, as the US Borrower, Allweiler Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany, as the European Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The [US] [European] Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan made to it from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in [Dollars] [Euros], in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The [US] [European] Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-2 - 1

Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[COLFAX CORPORATION]
[ALLWEILER AKTIENGESELLSCHAFT]

By:
Name:
Title:

C-2 - 2

Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2 - 3

Form of Revolving Credit Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 13, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Colfax Corporation, a Delaware corporation (the “US Borrower”), Allweiler Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany (the “European Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                      of the US Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the US Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.17(b) of the Agreement for the Fiscal Year of the US Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.17(c) of the Agreement for the fiscal quarter of the US Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the US Borrower and its Subsidiaries in accordance with US GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the US Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the US Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the US Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the US Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the US Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.07 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (c), respectively, of Section 6.17 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

COLFAX CORPORATION

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 6.18(a) – Total Leverage Ratio.

	A.	EBITDA for most recently completed Measurement Period (the “Subject Period”):

(Each of the following to be determined on a Consolidated basis)

		1.	Net income (or net loss) for Subject Period	$

		2.	To the extent reflected in the calculation of I.A.1., net interest expense for Subject Period	$

		3.	To the extent reflected in the calculation of I.A.1., income tax expense for Subject Period	$

		4.	To the extent reflected in the calculation of I.A.1., depreciation expenses for Subject Period	$

		5.	To the extent reflected in the calculation of I.A.1., amortization expenses for Subject Period	$

		6.	To the extent reflected in the calculation of I.A.1., noncash goodwill impairment charges under FAS 142 for Subject Period	$

		7.	To the extent reflected in the calculation of I.A.1., losses from discontinued operations, extraordinary losses and losses from the sales of assets outside the ordinary course of business for Subject Period	$

		8.	To the extent reflected in the calculation of I.A.1., noncash other non-operating expenses for Subject Period	$

		9.	To the extent reflected in the calculation of I.A.1., noncash expenses recognized pursuant to FASB 123R	$

		10.	To the extent reflected in the calculation of I.A.1., write-off of capitalized initial public offering costs and capitalized costs associated with the Existing Credit Agreement incurred prior to the Closing Date	$

Form of Compliance Certificate

		11.	To the extent reflected in the calculation of I.A.1, payments to certain current and former executive officers paid in connection with the IPO pursuant to the US Borrower’s 2001 Employee Appreciation Rights Plan and 2006 Executive Stock Rights Plan	$

		12.	To the extent reflected in the calculation of I.A.1, expenses of the Equity Investors incurred in connection with the IPO to the extent paid or reimbursed by the US Borrower	$

		13.	To the extent reflected in the calculation of I.A.1, expenses associated with the settlement or payment of asbestos liabilities	$

		14.	To the extent reflected in the calculation of I.A.1, costs associated with the action of the US Borrower and its Subsidiaries against its asbestos insurers for coverage in respect of asbestos liabilities	$

		15.	Gains from discontinued operations, extraordinary gains and gains from sales of assets outside the ordinary course of business, in each case of the US Borrower and its Subsidiaries, and, to the extent otherwise reflected in the calculation of net income (or net loss) for such period, any gains associated with asbestos claims	$

		16.	EBITDA (Lines I.A.1+2+3+4+5+6+7+8+9+10-11+12+13+14-15)	$

	B.		Consolidated Debt for Borrowed Money on the last day of the Subject Period	$

	C.		Total Leverage Ratio (Line I.B/Line I.A.16):	:1

			Maximum Total Leverage Ratio permitted on the last day of the Subject Period:	3.25:1

II.			Section 6.18(b) — Fixed Charge Coverage Ratio

	A.		EBITDA for the Subject Period (see Line I.A.16 above):	$

	B.		Fixed Charges

		1.	Cash interest paid on all Debt for Borrowed Money for Subject Period	$

Form of Compliance Certificate

	2.	Principal amounts of all Debt for Borrowed Money paid (other than prepayments (voluntary or mandatory) of the Loans) for Subject Period	$

	3.	Cash taxes paid for Subject Period	$

	4.	Capital Expenditures incurred for Subject Period	$

	5.	Permitted Cash Dividends Paid for Subject Period	$

	6.	Cash expenditures by the US Borrower and its Subsidiaries with respect to other non-operating expenses (other than settlement expenses with respect to Disclosed Litigation (other than asbestos litigation)) accrued in a prior Subject Period for Subject Period	$

	7.	Total Fixed Charges for Subject Period (Lines II.B.1+2+3+4+5+6)	$

C.		Fixed Charge Coverage Ratio (Line II.A. / II.B.7)	:1

		Minimum Fixed Charge Coverage Ratio permitted on the last day of the Subject Period:	1.5:1

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

E-1 - 1

Form of Assignment and Assumption

[The][Each] Assignee hereby expressly consents to any declaration of the Collateral Agent made on behalf and in the name of [the][each] Assignee as “Future Pledgee” in the Collateral Documents governed by German law (and “Future Pledgee” shall bear the meaning given to such term in such Collateral Documents). [The][Each] Assignee confirms that it is aware of the contents of the Collateral Documents governed by German law.

[The][Each] Assignee hereby releases any and all Persons acting on its behalf pursuant to the terms of this Assignment and Assumption, the Credit Agreement or any other Loan Document from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (restriction on self-dealing).

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:

Credit Agreement, dated as of May 13, 2008, among Colfax Corporation, a Delaware corporation (the “US Borrower”), Allweiler Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany (the “European Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
			$	$	%

			$	$	%

			$	$	%

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A Commitment”, etc.).

[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

E-1 - 2

Form of Assignment and Assumption

[7. Trade Date:                     ]11

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] 12 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent[, L/C Issuer, and Swing Line Lender]

By:
Title:

[Consented to:][13]

COLFAX CORPORATION

By:
Title:

ALLWEILER AKTIENGESELLSCHAFT

By:
Title:

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1 - 3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement, dated as of May 13, 2008, among Colfax Corporation, a Delaware corporation, as the US Borrower, Allweiler Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany, as the European Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.17(b), (c) and (d) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation

E-1 - 4

Form of Assignment and Assumption

required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1 - 5

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

E-2 - 1

Form of Administrative Questionnaire

EXHIBIT F

FORM OF SECURITY AGREEMENT

F - 1

Form of Security Agreement

EXHIBIT G

FORM OF MORTGAGE

G - 1

Form of Mortgage

EXHIBIT H

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

H - 1

Form of Intellectual Property Security Agreement

EXHIBIT I-1

OPINION MATTERS – COUNSEL TO LOAN PARTIES

I-1 - 1

Opinion Matters – Counsel to Loan Parties

EXHIBIT I-2

OPINION MATTERS – LOCAL COUNSEL TO LOAN PARTIES

I-2 - 1

Opinion Matters – Counsel to Loan Parties

EXHIBIT J

FORM OF GUARANTY SUPPLEMENT

Bank of America, N.A.,

as Administrative Agent for the

Lender Parties referred to in the

Credit Agreement referred to below

Re: Credit Agreement dated as of May 13, 2008 among Colfax Corporation as US Borrower, Allweiler Aktiengesellschaft as the European Borrower, the other guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the European Borrower now or hereafter existing under or in respect of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed European Obligations”). Each undersigned that is a US Subsidiary (the “New US Obligations Guarantors”) hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the US Borrower now or hereafter existing under or in respect of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed US Obligations” and, together with the Guaranteed European Obligations, the “Guaranteed Obligations”). The undersigned agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Agent or Lender Party in enforcing any rights under this Guaranty Supplement, the Credit Agreement or any other Loan

Form of Guaranty Supplement

Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the European Guaranteed Obligations and the liability of each undersigned that is a New US Obligations Guarantor shall extend to all amounts that constitute part of the Guaranteed US Obligations, in each case that would be owed by the European Borrower or the US Borrower, respectively, to any Lender Party under or in respect of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Credit Agreement and the Obligations of each undersigned that is organized under the laws of a state of the United States or the District of Columbia hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of such undersigned hereunder and thereunder. To effectuate the foregoing intention, each Agent, each other Lender Party and the undersigned hereby irrevocably agree that the Obligations of each undersigned that is organized under the laws of a state of the United States or the District of Columbia with respect to the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such undersigned under the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party with respect to the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements; provided that each European Obligations Guarantor shall only be required to contribute such amounts to other European Obligations Guarantors.

(d) [Insert applicable limitations language]

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Credit Agreement to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Guarantor”, a “Guarantor” and a “US Obligations Guarantor” or a “European Obligations Guarantor” as the case may be, shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Form of Guaranty Supplement

Section 4. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Credit Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or Federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Form of Guaranty Supplement

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

J-4

Form of Guaranty Supplement